Exhibit 10.1
EXECUTION COPY
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
SPONSORED RESEARCH AGREEMENT
     THIS SPONSORED RESEARCH AGREEMENT (together with the attached Exhibits, the “Agreement”), dated as of July 27, 2009 (the “Effective Date”), is by and among Alnylam Pharmaceuticals, Inc., a Delaware corporation with a principal office at 300 Third Street, Cambridge, MA 02142, USA (“Alnylam”), The University of British Columbia, a corporation continued under the University Act of British Columbia, Canada, with offices at 103-6190 Agronomy Road, Vancouver, British Columbia, Canada (“UBC”) and AlCana Technologies, Inc., a British Columbia corporation with a principal business address at 2714 West 31st Avenue, Vancouver, British Columbia, Canada V6L 2A1 (“AlCana”). Each of Alnylam, UBC and AlCana may be referred to herein individually as a “Party” and collectively as the “Parties.”
1.	Background. Alnylam, AlCana, UBC, and Principal Investigator each have expertise in liposomal formulations for the delivery of oligonucleotides, and wish to conduct the research program for novel liposomal formulations (the “Research Program”) described in the Workplan attached as Exhibit A hereto, as may be amended from time to time pursuant to Section 3.1(a) (the “Workplan”). UBC and Principal Investigator believe such research will benefit the research, teaching, education and public service goals of UBC. The Parties agree that the Research Program will be subject to the terms and conditions set forth in this Agreement. Alnylam desires to obtain certain rights and licenses to certain technologies arising out of or in connection with such Research Program. UBC and AlCana are willing to grant to Alnylam such rights and licenses (directly and indirectly) under the terms and conditions set forth in this Agreement and the Supplemental Agreement (defined below).

2.	Definitions.
2.1	“Affiliate” means, with respect to an entity, any corporation, company, partnership, joint venture and/or other entity that controls, is controlled by or is under common control with such entity. As used in this Section, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

2.2	“Agreement” has the meaning ascribed to such term in the Preamble.

2.3	“Agreement Term” has the meaning ascribed to such term in Section 10.1.

2.4	“AlCana” has the meaning ascribed to such term in the Preamble.

2.5	“AlCana Collaboration IP” means the collective reference to AlCana Program Developments and AlCana’s interest in Joint Program Developments.

2.6	“AlCana Indemnitees” has the meaning ascribed to such term in Section 12.1(b).

2.7	“AlCana Key Scientists” has the meaning ascribed to such term in the Section 10.4.2.
Confidential

2.8	“AlCana Materials” means the Materials Controlled by AlCana and developed or obtained by AlCana prior to the Effective Date or independent of this Agreement. AlCana Materials includes the Materials identified as AlCana Materials on Exhibit C hereto. Program Materials or Program Developments do not include AlCana Materials.

2.9	“AlCana Principal Scientist” has the meaning ascribed to such term in Section 3.2.

2.10	“AlCana Program Developments” means any Program Developments developed, discovered, conceived and/or reduced to practice solely by AlCana’s Program Participants.

2.11	“AlCana Technology” means any and all Intellectual Property and Patent Rights Controlled by AlCana that are (a) owned, developed or obtained by AlCana prior to the Effective Date or independent of this Agreement, and (b) necessary for the conduct of the Research Program. Program Materials or Program Developments do not include AlCana Technology.

2.12	“Alnylam” has the meaning ascribed to such term in the Preamble.

2.13	“Alnylam Consulting Agreement” means each Consulting Agreement entered into by Alnylam with a Consultant.

2.14	“Alnylam Indemnitees” has the meaning ascribed to such term in Section 12.2(a).

2.15	“Alnylam Materials” means the Materials Controlled by Alnylam and developed or obtained by Alnylam prior to the Effective Date or independent of this Agreement. Alnylam Materials includes the Materials identified as Alnylam Materials on Exhibit C hereto. Program Materials or Program Developments do not include Alnylam Materials.

2.16	“Alnylam Principal Scientist” has the meaning ascribed to such term in Section 3.2.

2.17	“Alnylam Program Developments” means any Program Developments developed, discovered, conceived and/or reduced to practice solely by Alnylam’s Program Participants.

2.18	“Alnylam Sublicense” has the meaning ascribed to such term in Section 8.2.1.

2.19	“Alnylam Technology” means any and all Intellectual Property and Patent Rights Controlled by Alnylam that are (a) owned, developed or obtained by Alnylam prior to the Effective Date or independent of this Agreement, and (b) necessary for the conduct of the Research Program. Program Materials or Program Developments do not include Alnylam Technology.

2.20	“Antisense” has the meaning ascribed to such term in Section 2.36(i).

2.21	“Background Materials” means the collective reference to AlCana Materials, Alnylam Materials and UBC Materials.

2.22	“Background Technology” means the collective reference to AlCana Technology, Alnylam Technology and UBC Technology.

2.23	“Budget” has the meaning ascribed to such term in Article 4.

2.24	“Claims” has the meaning ascribed to such term in Section 12.1(a).

2.25	“Commercially Reasonable Efforts” means exerting such good faith and sustained efforts, employing such resources (including sufficient financial, human and material resources), and exercising prudent business and scientific judgment, as would normally be exerted or employed by a similarly situated company/biopharmaceutical entity for a product or service of similar market potential, profit potential and strategic value at a similar stage of its product or service life, including: (a) promptly assigning responsibility for such matters to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (b) setting and consistently seeking to achieve specific, meaningful and measurable objectives for carrying out such matters; and (c) making and implementing decisions and allocating resources designed to advance progress with respect to such matters.

2.26	“Confidential Information” means any scientific, technical, financial or business information developed under the Research Program, or provided by a Party to another Party under this Agreement, and which is customarily considered confidential or proprietary in the biopharmaceutical industry, whether or not labeled or identified as “Confidential”. Alnylam Technology and Alnylam Program Developments are Confidential Information of Alnylam. AlCana Technology and AlCana Program Developments are Confidential Information of AlCana. UBC Technology and UBC Program Developments are Confidential Information of UBC.

2.27	“Consultant” means any of the following individuals: Thomas Madden, Michael Hope, Jay Chen, Ying Tam, Barbara Mui and Steven Ansell.

2.28	“Consultant IP” has the meaning ascribed to such term in the Supplemental Agreement.

2.29	“Consumer Price Index” means the Consumer Price Index — Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the United States.

2.30	“Contract Quarter” means each three (3) month period ending on June 30, September 30, December 31 and March 31, during the Research Term; provided, that the first Contract Quarter will commence on the Effective Date and end on the next September 30 thereafter, and the last Contract Quarter will end on the expiration or termination of the Agreement Term.

2.31	“Contract Year” means the twelve (12) month period commencing on the Effective Date, and each separate successive twelve (12) month period thereafter during the Research Term.

2.32	“Control” means, with respect to any intellectual property or materials, the ownership or possession of the ability to assign, or grant access to, a license or sublicense, in any case without violating the terms of any agreement binding on such Party.

2.33	“Disclosure Notices” has the meaning ascribed to such term in Section 7.1.

2.34	“Effective Date” has the meaning ascribed to such term in the Preamble.

2.35	“FDA” means the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

2.36	“Field of Use” means the delivery of any form of oligonucleotides or other nucleic acid constructs for any and all purposes, including without limitation single-stranded and double-stranded DNA and RNA molecules with and without chemical modifications and plasmids and the delivery of oligonucleotides that target microRNAs, but excluding (i) the delivery of single-stranded DNA oligonucleotides acting through the RNase H mechanism (“Antisense”) and (ii) DNA plasmids that are directly transcribed and translated into therapeutic proteins and wherein the pharmacological activity is dependent on expression of the plasmid-encoded protein (“Gene Therapy”). For purposes of clarity, Gene Therapy (a) does not include plasmids that are intended to result in the production of oligonucleotides that act through any other mechanism than translation into protein, and (b) specifically excludes, among other things, plasmids that are intended to result in the production of oligonucleotides that act through any other mechanism.

2.37	“Field-Restricted Assignment” has the meaning ascribed to such term in Section 8.1.

2.38	“First Commercial Sale” means, with respect to a Licensed Product, the first commercial sale in a country of such Licensed Product. First Commercial Sale will not include a sale of a Licensed Product to a Related Party (provided that a subsequent commercial sale by such Related Party shall be included), or sales of Licensed Products to be used for clinical trials.

2.39	“Gene Therapy” has the meaning ascribed to such term in Section 2.36(ii).

2.40	“Initial Research Term” has the meaning ascribed to such term in Section 3.5.

2.41	“Intellectual Property” means any and all discoveries, inventions, information, knowledge, know-how, trade secrets, designs, practices, methods, uses, compositions of matter, articles of manufacture, protocols, formulas, processes, assays, skills, experience, techniques, data, reports, and results of experimentation and testing and other scientific or technical information, patentable or otherwise.

2.42	“Issued Claim” means an unexpired claim of an issued patent which has not been found to be unpatentable, invalid or unenforceable by an unreversed and unappealable decision of a court or other authority in the subject country.

2.43	“Joint Program Developments” means any Program Developments conceived and/or reduced to practice jointly by a Party’s Program Participants and another Party’s (or Parties’) Program Participants.

2.44	“Joint Steering Committee” or “JSC” have the meanings ascribed to such terms in Section 3.1(a).

2.45	“Licenses” means the collective reference to the Tekmira License, the Alnylam Sublicense, the Tekmira Sublicense and the Protiva Sublicense.

2.46	“Licensed Product” means any product, good or service covered by an Outstanding Claim of the UBC Controlled IP.

2.47	“Materials” means (a) reagents and chemical compounds together with all analogs, formulations, mixtures or compositions thereof, (b) genes, gene fragments, gene sequences, primers, probes, nucleic acids including oligonucleotides of DNA or RNA or combinations thereof, siRNAs, cDNA libraries, plasmids, vectors, expression systems, cells, cell lines, organisms, antibodies, biological substances, fluids, extracts or samples, together with any progeny, variants, fragments and unmodified derivatives or combinations thereof, or (c) other tangible materials or compositions of matter.

2.48	“NDA” means a New Drug Application, Biologics License Application or similar application or submission filed with FDA to obtain marketing approval for a biological, pharmaceutical or other therapeutic or prophylactic product.

2.49	“Net Sales” means the aggregate gross invoice prices of all units of the Licensed Product sold by a Payor and its Related Parties to Payor Third Parties (other than to a Sublicensee) after deducting, if not previously deducted, from the amount invoiced or received: (a) trade and quantity discounts actually given other than early pay cash discounts; (b) returns, rebates, chargebacks and other allowances actually given; (c) retroactive price reductions that are actually granted; (d) sales or excise taxes, customary transportation and insurance, custom duties, and other governmental charges if separately set forth in the invoiced amount; and (e) a fixed amount equal to [**] percent ([**]%) of the invoiced amount to cover bad debt and early payment cash discounts. In the event that a Payor or its Related Parties receives non-cash consideration for the sale of Licensed Products, such Payor or its Related Parties, as the case may be, shall include the fair market value of such non-cash consideration in its determination of the gross invoice price.

With respect to sales of the Licensed Product combined with any other clinically active therapeutic, prophylactic or diagnostic ingredient, mechanism or device (a “Companion Product”) where either or both of the Licensed Product or the Companion Product is available for sale independently of the other (“Combination Products”), Net Sales shall be calculated on the basis of the gross invoice price of the Licensed Product(s) containing the same composition and concentration of active ingredient sold without the Companion Product. In the event that the Licensed Product is sold only as a Combination Product, the Net Sales shall be calculated on the basis of the gross invoice price of the Combination Product less the gross invoiced price of the Companion Product sold without the Licensed Product. In the event that the Licensed Product and the Companion Product are each sold independently, the Net Sales shall be calculated by multiplying (i) the gross invoiced price of the Combination Product by (ii) the quotient achieved by dividing (A) the gross invoiced price of the Licensed Product by (B) the sum of the gross invoiced price of the Licensed Product plus the gross invoiced price of the Companion Product. The deductions set forth in clauses (a) through (e) above will be applied in calculating Net Sales for a Combination Product in proportion to the ratio of the Net Sales for the Licensed Product to the Net Sales of the entire Combination Product, each as calculated in accordance with this paragraph. If neither the Licensed Product or the Companion

Product are sold independently, then Net Sales shall be calculated on the basis of the gross invoice price of the Combination Product without any reduction or deduction for the value of the Companion Product. For greater clarity it is confirmed that no such reduction or deduction from Net Sales shall be made for: (i) any Licensed Product which consists of a combination of a liposomal delivery technology and any clinically active therapeutic, prophylactic or diagnostic ingredient or Material; or (ii) any Licensed Product with respect to which any adjustment for Third Party royalties is allowed under Section 8.4.2(a).

2.50	“Original Transaction Documents” has the meaning ascribed to such term in the Supplemental Agreement.

2.51	“Outstanding Claim” means either a Valid Claim or a Pending Claim.

2.52	“Party” and “Parties” have the meanings ascribed to such terms in the Preamble.

2.53	“Patent Rights” means all patent applications and patents that issue or have issued from any such applications which disclose and/or claim Intellectual Property. For purposes of this Agreement, patent applications and patents include United States applications, divisions, continuations, requests for continuations and continuations-in-part (to the extent the claims are directed to subject matter specifically described in the priority document), patents, applications for certificates of invention and priority rights, certificates of invention, reissues, re-examination certificates, extensions or other governmental acts that effectively extend the period of exclusivity by the patent holder, substitutions, renewals, supplementary protection certificates, confirmations, registrations, validations and additions, together with the foregoing (and any equivalents of the foregoing) outside the United States.

2.54	“Payee” means UBC.

2.55	“Payor” means Alnylam, Tekmira or Protiva.

2.56	“Payor Third Party” means, with respect to a Payor, any entity other than such Payor and its Affiliates.

2.57	“Pending Claim” means a claim of a pending patent application, which patent application has been pending for more than [**] years from the date of filing of such patent application.

2.58	“Phase I Study” means a clinical study of the Licensed Product in human volunteers or patients the purpose of which is preliminary determination of safety and tolerability of an escalating dose regime and for which the primary endpoints in the protocol relate to safety.

2.59	“Phase II Study” means either (a) a dose exploration, dose response, duration of effect, kinetics, dynamic relationship or preliminary efficacy and safety study of the Licensed Product in the intended patient population or (b) a defined dose or controlled dose ranging clinical study to evaluate the efficacy and safety of the Licensed Product in the intended patient population.

2.60	“Phase III Study” means a controlled pivotal clinical study of the Licensed Product that is prospectively designed to demonstrate in a statistically significant manner in the intended patient population whether the Licensed Product is effective and safe for use in a particular indication and prospectively designed in a manner sufficient to obtain regulatory approval in the event of positive results (whether alone or together with other such Phase III Studies).

2.61	“Principal Investigator” means Dr. Pieter Cullis and any successor approved in writing by Alnylam.

2.62	“Program Development” means any (a) Program Technology and (b) any Patent Rights that disclose or claim Program Technology.

2.63	“Program Materials” means any and all Materials (a) developed and/or generated by Program Participants under the Research Program during the Research Term or within [**] months of the end thereof or (b) arising out of research conducted under the Research Program during the Research Term or within [**] months of the end thereof with funding provided by Alnylam under this Agreement. Program Materials do not include any Background Materials.

2.64	“Program Participants” means any employee, staff, research assistant, consultant, contractor or agent of a Party who participates in the Research Program, including without limitation, the Principal Investigator, the Alnylam Principal Scientist, the AlCana Principal Scientist and the AlCana Key Scientists.

2.65	“Program Technology” means any Intellectual Property (a) conceived and/or reduced to practice by Program Participants under the Research Program during the Research Term or within [**] months of the end thereof, or (b) arising out of research conducted under the Research Program during the Research Term or within [**] months of the end thereof with funding provided by Alnylam under this Agreement. Program Technology does not include any Background Technology.

2.66	“Protiva” means Protiva Biotherapeutics, Inc., a wholly-owned subsidiary of Tekmira.

2.67	“Protiva Sublicense” has the meaning ascribed to such term in Section 8.2.1.

2.68	“Related Party” means, with respect to (a) Alnylam, Alnylam’s Affiliates and its Sublicensees other than Tekmira and Protiva; (b) Tekmira, Tekmira’s Affiliates and its Sublicensees other than Alnylam; and (c) Protiva, Protiva’s Affiliates and its Sublicensees .

2.69	“Research Program” has the meaning ascribed to such term in Article 1.

2.70	“Research Term” has the meaning ascribed to such term in Section 3.5.

2.71	“Royalty Term” means, separately with respect to each Licensed Product in each country, the period (a) commencing on the First Commercial Sale of such Licensed Product in such country (provided that either (i) such Licensed Product is covered by an

Outstanding Claim of a UBC Controlled Patent Right in such country, or (ii) the manufacture of such Licensed Product is covered by an Outstanding Claim of a UBC Controlled Patent Right in the country or countries of manufacture, in each case at the time of such First Commercial Sale in such country), and (b) concluding on the expiration of the latest of (i) the last to expire Valid Claim of a UBC Controlled Patent Right in such country covering such Licensed Product, (ii) the last to expire Valid Claim of a UBC Controlled Patent Right in the country or countries of manufacture of such Licensed Product covering such Licensed Product, and (iii)twelve (12) years from the date of First Commercial Sale of such Licensed Product in such country.

2.72	“Sublicensee” means, with respect to a Payor, an entity to which such Payor or its Affiliates grants a sublicense of UBC Controlled IP or any entity who has obtained directly or indirectly from or through such Payor or its Affiliates any rights to the UBC Controlled IP or Licensed Product, and shall include all sub-sublicensees, or any Third Parties that have entered into agreements with such Payor or its Affiliates for the use, development, co-development, partnered development, marketing or sale of Licensed Products or granting rights to such Third Party in the UBC Controlled IP. For purposes of clarity, neither (i) controlled contractors of a Payor, such as contract research organizations and contract manufacturing organizations, nor (ii) arms length distributors of Licensed Products where the Payor’s consideration for the sale of Licensed Product to such distributor is not contingent on the amount or price of Licensed Product sold by such distributor, shall be considered Sublicensees hereunder.

2.73	“Supplemental Agreement” means that certain Supplemental Agreement effective as of the Effective Date among Alnylam, Tekmira, Protiva, UBC and AlCana.

2.74	“Target” means: (a) a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules, that is a site or potential site of therapeutic intervention by a therapeutic agent; or a nucleic acid which is required for expression of such polypeptide or other macromolecule if said macromolecule is itself a polypeptide; (b) variants of a polypeptide (including any splice variant or fusions thereof), entity or nucleic acid described in clause (a); or (c) a defined non-peptide entity, including a microorganism, virus, fungi, bacterium or single cell parasite; provided that the entire genome of a virus shall be regarded as a single Target.

2.75	“Tekmira” means Tekmira Pharmaceuticals Corporation.

2.76	“Tekmira License” and “Tekmira Sublicense” have the meanings ascribed to such terms in Section 8.2.1.

2.77	“Third Party” means any entity other than a Party and its Affiliates.

2.78	“UBC” has the meaning ascribed to such term in the Preamble.

2.79	“UBC Collaboration IP” means the collective reference to UBC Program Developments and UBC’s interest in Joint Program Developments.

2.80	“UBC Controlled IP” means the collective reference to UBC Program Developments, UBC’s interest in Joint Program Developments, and the AlCana Collaboration IP assigned to UBC in accordance with Section 8.1.

2.81	“UBC Controlled Patent Right” means a Patent Right claiming any UBC Controlled IP.

2.82	“UBC Indemnitees” has the meaning ascribed to such term in Section 12.1(a).

2.83	[**].

2.84	“UBC Materials” means the Materials Controlled by UBC and developed or obtained by UBC prior to April 13, 2009 or independent of this Agreement. UBC Materials includes the Materials identified as UBC Materials on Exhibit C hereto. Program Materials or Program Developments do not include UBC Materials.

2.85	“UBC Program Developments” means any Program Developments developed, discovered, conceived and/or reduced to practice solely by UBC’s Program Participants.

2.86	“UBC Technology” means any and all Intellectual Property or Patent Rights Controlled by UBC that are (a) owned, developed or obtained by UBC prior to April 13, 2009 or independent of this Agreement, and (b) necessary for the conduct of the Research Program.

2.87	“United States” and “U.S.” means the United States of America and its territories, possessions and commonwealths.

2.88	“Valid Claim” means (a) an Issued Claim; or (b) a claim of a pending patent application, which patent application has been pending for less than [**] years from the date of filing of such patent application.

2.89	“Workplan” has the meaning ascribed to such term in Article 1.

3.	Research Program.

3.1	Joint Steering Committee.

(a)	The Parties hereby establish a Joint Steering Committee (the “Joint Steering Committee” or “JSC”) in order to facilitate and oversee the Research Program and such other matters as the Parties may agree in writing from time to time. The JSC’s responsibilities shall include, at least [**] during each Contract Quarter: (i) reviewing interim data and required reports, (ii) monitoring, planning and coordinating the research conducted under the Research Program, (iii) updating and modifying the Research Program Workplan as necessary, (iv) facilitating the disclosure and transfer of Intellectual Property and Materials among the Parties as required for the conduct of the Research Program, and (iv) performing such other activities as the Parties agree in writing shall be the responsibility of the JSC. The JSC shall operate by consensus, but if the members of the JSC should be unable to come to agreement on any issue submitted to the JSC, [**] shall have final decision-making authority. For clarity, the JSC shall not have any authority to modify the terms of this Agreement.

(b)	The JSC shall be comprised of at least one (1) named representative of each of Alnylam, UBC and AlCana, or such other number of representatives as the Parties shall from time to time agree. Each Party shall appoint its respective representatives to the JSC from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Parties of such change. Each Party’s representative shall be a senior employee (director level or above), and all representatives shall have appropriate expertise and ongoing familiarity with the Research Program. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JSC meetings, subject to such representatives’ and consultants’ written agreement to comply with confidentiality obligations no less stringent than those in this Agreement. The chairperson of the JSC shall be a representative of [**]. The chairperson’s responsibilities shall include scheduling meetings, setting agendas for meetings with input solicited from other members and confirming and delivering minutes to the JSC for review and final approval.

(c)	The first JSC meeting will be held within [**] days after the Effective Date, and the JSC shall meet in accordance with a schedule mutually agreed by the Parties, but no less frequently than [**] per Contract Quarter during the Research Term, with the location for such meetings as the Parties may agree. Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment. All meetings of the JSC shall take place in English. Each Party shall bear its own expenses relating to attendance at such meetings by its representatives, except that Alnylam agrees to reimburse UBC for reasonable travel expenses actually incurred by its representative(s) on the JSC for travel to a meeting location outside of Vancouver, British Columbia, Canada. JSC shall be dissolved upon the expiration of the Research Term or termination of the Research Program in its entirety.

(d)	The Parties hereby establish a Joint Intellectual Property Committee (the “Joint IP Committee”) in order to facilitate the prosecution of Patent Rights related to Program Materials and Program Developments and such other matters as the Parties may agree in writing from time to time.
(i)	The Joint IP Committee’s responsibilities shall include, at least [**] during each calendar year through the date which is [**] after the end of the Research Term: (A) reviewing UBC Controlled IP, (B) reviewing the intellectual property landscape in the area of liposomal delivery in the Field of Use and (C) performing such other activities as the Parties agree in writing shall be the responsibility of the Joint IP Committee. The Joint IP Committee shall review all patent applications presenting UBC Controlled IP at the latest [**] days after the filing of such patent application (including without limitation, any provisional patent application); provided, however, that UBC and AlCana each agree (x) to acknowledge receipt of all such patent applications in writing, (y) that prior to the [**] anniversary of the date a copy of such provisional patent application was received by UBC or AlCana, respectively, no information contained in any provisional patent application provided to them under this Section 3(d), whether patentable or not, will be disclosed to Third Parties, included in any patent filing by UBC or AlCana, or published except in compliance with the provisions of Section 9.2.

Notwithstanding the foregoing, for all purposes under Section 3.1(d)(ii), the Joint IP Committee shall review all patent applications no earlier than [**] months prior to the filing of a utility patent or international PCT application, even if the Program Developments that are the subject matter presented in such patent applications are later determined by the Joint IP Committee to be UBC Controlled IP.

(ii)	At otherwise scheduled meetings, the Joint IP Committee shall also review any patent applications covering Program Developments in the field of liposomal delivery which are filed during the Research Term or within [**] after the termination thereof, the only inventors on which have assigned their rights to Alnylam, solely for purposes of determining whether Program Participants of AlCana or UBC should be named as inventors on such Patent Rights. In these matters, the Joint IP Committee shall operate by consensus, but if the representatives of both AlCana and UBC on the Joint IP Committee should assert that Program Participants of AlCana and/or UBC should be named as inventors on such Patent Rights in order to comply with U.S. patent laws and Alnylam disagrees with such assertion, then the Parties shall engage a mutually acceptable Third Party expert to make an inventorship determination with respect to the subject matter presented and claims directed thereto set forth in such Patent Rights, and each Party shall abide by the decision of such Third Party expert in the prosecution of such Patent Rights. The cost of engaging such Third Party shall be borne equally by the Parties.

(iii)	At otherwise scheduled meetings, the Joint IP Committee shall also review any patent applications covering subject matter in the field of liposomal delivery which are filed during the Research Term or within [**] after the termination thereof, the only inventors on which have assigned their rights to either AlCana or UBC, solely for purposes of determining whether Program Participants of Alnylam should be named as inventors on such Patent Rights. In these matters, the Joint IP Committee shall operate by consensus, but if the representatives of Alnylam on the Joint IP Committee should assert that Program Participants of Alnylam should be named as inventors on such Patent Rights in order to comply with U.S. patent laws and AlCana and/or UBC disagree with such assertion, then the Parties shall engage a mutually acceptable Third Party expert to make an inventorship determination with respect to the subject matter presented and claims directed thereto set forth in such Patent Rights, and each Party shall abide by the decision of such Third Party expert in the prosecution of such Patent Rights. The cost of engaging such Third Party shall be borne equally by the Parties.

(iv)	At otherwise scheduled meetings, the Joint IP Committee shall also review any patent applications covering UBC Controlled IP that name at least one inventor who has assigned his or her rights to UBC or AlCana and who is also an inventor of previously filed Schedule A IP, solely for purposes of determining whether the instant patent application covering such Program Developments should claim priority to the previously filed Schedule A IP. With respect to these matters, UBC shall consult in good faith with Tekmira, and the Joint IP Committee shall operate by consensus and in good faith.
(v)	Except as set forth in Section 7.4, in all other matters, the Joint IP Committee shall operate by consensus, but if the members of the Joint IP Committee should be unable to come to agreement on any issue submitted to the Joint IP Committee, [**] shall have final decision-making authority. For clarity, the Joint IP Committee shall not have any authority to modify the terms of this Agreement.
3.2	Primary Contacts for Scientific Matters. Principal Investigator, the Alnylam principal scientist named in the Workplan (the “Alnylam Principal Scientist”) and the AlCana principal scientist named in the Workplan (the “AlCana Principal Scientist”) will serve as the primary contacts for UBC, Alnylam, and AlCana, respectively, on scientific matters, which arise under the Research Program.

3.3	Responsibility for the Research Program. The Workplan shall allocate responsibility for the conduct of the Research Program among the Parties, and shall include deliverables, timelines and the Budget. Alnylam, UBC and AlCana will each use diligent efforts in conducting the Research Program.

3.4	Records. Each Party’s Program Participants will keep accurate scientific records, including up-to-date and properly verified scientific notebooks, relating to the Research Program, which records will be sufficient to document any Program Developments. Each Party will make such records available to the other Parties during normal business hours upon reasonable notice. Each Party will, upon request by another Party and at the requesting Party’s expense, promptly provide copies of all such records to the requesting Party.

3.5	Research Term. The Research Program will commence on the Effective Date (for AlCana and Alnylam) and on April 13, 2009 (for UBC), and will continue for two (2) Contract Years after the Effective Date (the “Initial Research Term”). Alnylam shall have the option to extend the Initial Research Term for a period of one (1) Contract Year by providing written notice at least [**] days prior to the second anniversary of the Effective Date under the terms of this Agreement and with a comparable Research Plan and Budget, which Budget for such one (1) year extension will include any increase in UBC overhead charged on research conducted at UBC (provided that Alnylam is notified in writing of any such increase prior to extension) and a mutually agreeable adjustment to the FTE rate payable with respect to AlCana and UBC employees to reflect changes in the Consumer Price Index between the Effective Date and the end of the Initial Research Term. The Initial Research Term as so extended by Alnylam or by written agreement of the Parties, or as earlier terminated in accordance with Section 10.4 below, is referred to as the “Research Term”.

3.6	Compliance with Applicable Laws. Each Party agrees to perform its respective obligations under the Research Program and this Agreement in compliance with all applicable laws and regulations. No Party will use the Background Materials transferred to it by another Party or the Program Materials for testing in or treatment of human subjects. Each Party acknowledges that the other Parties’ Background Materials and the Program Materials are experimental, and will comply with all laws and regulations applicable to the handling and use of those Materials. THE BACKGROUND MATERIALS AND PROGRAM MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION, WARRANTY, OR CONDITION, EXPRESS OR IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABLE QUALITY, MERCHANTABILITY, DURABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE BACKGROUND MATERIALS OR THE PROGRAM MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY
4.	Administration Payment; Research Program Funding.
4.1	Administration Payment. Alnylam agrees to make an administration payment to AlCana totaling $[**] during the Research Term. Such administration payment shall be made in [**] equal installments of $[**] each, with the first installment payable within [**] days after the Effective Date, and the remaining installments on the first day of the next [**] Contract Quarters thereafter.

4.2	Research Program Funding. Alnylam agrees to fund the Research Program during the Research Term. The terms and conditions of such funding are set forth in the budget (the “Budget”) and payment schedule for the Research Program set forth in Exhibit B. Research Program funds will be used by AlCana and UBC solely in the performance of the Research Program for wages, supplies, operating expenses and other expenses as set forth in the Budget.

4.3	Administration payments to, and research funding for, AlCana shall be made to AlCana directly. Research funding for [**], as specified in Exhibit B, shall be made by payment to UBC.
5.	Research Program Communications and Reports.
5.1	Scientific Communications. During the Research Term, each Party will disclose to the JSC the Background Technology of such Party that is reasonably necessary for the conduct of the Research Program. Furthermore, during the Research Term, Principal Investigator, the Alnylam Principal Scientist and the AlCana Principal Scientist (or their respective designees) will meet or communicate regularly to discuss the Research Program status and results and to consider, based upon that status or those results, what modifications to the Research Program Workplan, if any, should be presented to the JSC for consideration.

5.2	Required Reports. During the Research Term, each Party will submit to the JSC at the end of each Contract Quarter a written report summarizing (a) the status of the Research Program, (b) any Program Developments and publications/abstracts made during such Contract Quarter, and (c) Research Program funds expended during that period.

6.	Background Materials and Background Technology.
6.1	Use and Transfer of Background Materials and Background Technology. During the Research Term, each Party will provide access to its Background Materials and Background Technology to the other Parties as set forth in the Workplan. All Background Materials provided to another Party shall be accompanied by a transmittal letter substantially in the form of transmittal letter attached as an appendix to the Workplan. Background Materials and Background Technology received from the other Parties will be used by the receiving Party solely for the purpose of conducting the Research Program and will not be provided to any Third Party without the providing Party’s prior written approval.

6.2	Grant of Rights by Alnylam. During the Research Term, Alnylam grants to UBC and AlCana a non-exclusive, non-transferable (except as set forth in Section 13.3), paid-up right and license, without the right to grant sublicenses, to use Alnylam Materials and Alnylam Technology solely for the conduct of the Research Program.

6.3	Grant of Rights by AlCana. During the Research Term, AlCana grants to UBC and Alnylam a non-exclusive, non-transferable (except as set forth in Section 13.3), paid-up right and license, without the right to grant sublicenses, to use AlCana Materials and AlCana Technology solely for the conduct of the Research Program.

6.4	Grant of Rights by UBC. During the Research Term, UBC grants to Alnylam and AlCana a non-exclusive, non-transferable (except as set forth in Section 13.3), paid-up right and license, without the right to grant sublicenses, to use UBC Materials and UBC Technology solely for the conduct of the Research Program.
7.	Program Developments and Program Materials.
7.1	Disclosure of Patentable Program Developments. The Parties will promptly and fully disclose to each other in writing any and all patentable Program Developments. Disclosure of Program Developments (“Disclosure Notices”) will be sent to the other Parties as specified in the notice provisions of Section 13.9 below. For clarity, submission of reports under Section 5.2 and 10.6.2 or submission of manuscripts under Section 9.2 do not fulfill the requirements of this Section 7.1.

7.2	Transfer of Program Materials and Program Technology. The Parties will promptly provide all Program Materials and Program Technology to each other as set forth in the Workplan. Unless Alnylam agrees otherwise, at the end of each Contract Quarter during the Research Term UBC and AlCana will provide all Program Technology developed during such Contract Quarter to Alnylam.

7.3	Ownership of Program Developments and Program Materials. Inventorship of all Program Developments will be determined in accordance with United States patent law. Subject to Section 8.1 below, ownership of all Program Developments will follow inventorship. Each of Alnylam, AlCana and UBC will require each of their Program Participants to assign to such Party, respectively, all of their Program Participants’ right, title and interest in any Program Developments. Each of Alnylam, AlCana and UBC agrees from time to time to execute and deliver all such further documents and instruments and do all acts and things as a Party may reasonably require to carry out or better evidence or perfect the full intent and meaning of this Section. Except to the extent a Party is restricted by the rights granted to the other Parties and covenants contained herein and in the Supplemental Agreement, including without limitation Section 10.5 and the conditions of assignment described in Section 13.3, each Party shall be entitled to assign, transfer, license and practice, and otherwise to grant to Third Parties or its Related Parties the right to practice, inventions claimed in a Joint Program Development without restriction or an obligation to account to the other Parties.
7.4	Patent Filings.
7.4.1	Prosecution and Maintenance. Subject to Sections 7.4.2, 7.4.3 and 7.4.5, all patent applications necessary to protect the interests of the Parties in any Program Developments will be prepared, filed, prosecuted, maintained, defended and paid for by Alnylam. Alnylam will use Commercially Reasonable Efforts to diligently prosecute and maintain such patent applications, however, nothing in this Agreement shall be construed to require Alnylam to prepare, file, prosecute, maintain, defend or pay for any patent applications covering Program Developments outside the Field of Use. Through the Joint IP Committee and the procedures described in Section 3.1(d) or such other mutually agreeable procedures as the Parties may adopt from time to time, Alnylam will provide AlCana and UBC with copies of all material documents received or prepared by or on behalf of Alnylam in the prosecution and maintenance of such patents and patent applications with respect to UBC Controlled IP, and shall provide such copies in a timely manner to allow AlCana and UBC a reasonable opportunity to comment and request changes. Alnylam agrees to include all reasonable comments of AlCana and UBC; provided, however, that [**] shall have the right to make any final determination in the event of any dispute between Alnylam and AlCana or UBC relating to any decision in connection with the preparation, filing, prosecution or maintenance of any such patent application or patent.

7.4.2	Contingent Rights. If Alnylam elects not to file or thereafter prosecute a particular Program Development within the UBC Controlled IP in any country, Alnylam will promptly notify UBC in writing, and UBC will have the right, but not the obligation, to file and prosecute the affected patent application, and/or maintain the affected patent in the applicable country(ies), at its expense. If UBC elects not to file or thereafter prosecute a particular Program Development within the AlCana Collaboration IP (other than any AlCana Collaboration IP that is also UBC Collaboration IP) in any country, UBC will promptly notify AlCana in writing, and AlCana will have the right, but not the obligation, to file and prosecute the affected patent application, and/or maintain the affected patent in the applicable country(ies), at its expense.

7.4.3	Infringement. Subject to Sections 7.4.4 and 7.4.5, Alnylam shall within the Field of Use have the exclusive right, but not the obligation, to initiate and maintain, at its expense, an appropriate suit anywhere in the world against any Third Party who at any time is suspected of infringing or using without proper authorization all or any portion of UBC Controlled IP, and shall control any such action for which it exercises such right. Subject to Section 7.4.4, AlCana and UBC agree to cooperate with Alnylam in such action, and Alnylam shall reimburse AlCana and UBC for any reasonable costs such Parties incur as a result of cooperating with such action. Alnylam shall have the right to recover [**] times its legal costs specifically relating to such infringement suit and any costs that AlCana or UBC incur during such suit for which they have received reimbursement from Alnylam, from any amounts obtained from a Third Party as a result of such suit, including without limitation, any costs that AlCana or UBC incur during such suit for which they have received reimbursement from Alnylam. Any amounts obtained in excess of such amount for the infringement of UBC Controlled IP will be divided between the Parties such that Alnylam receives [**] percent ([**]%), and AlCana and UBC each receive [**] percent ([**]%). In the event that damages are awarded for the infringement of multiple patents, some of which are UBC Controlled IP and some of which are not, the Parties shall agree on a reasonable allocation of the damages award to UBC Controlled IP and make the payments described above in accordance with such allocation. Each of AlCana and UBC may bring suit for infringement or unauthorized use of UBC Controlled IP in the Field of Use, at its own expense, if Alnylam elects not to commence suit under this Section within [**] days of notice of such alleged infringement from UBC or AlCana. If AlCana or UBC elects to bring suit in accordance with this Section, then Alnylam may thereafter join that suit at its own expense. The Party bringing the suit shall have the right to recover [**] times its legal costs specifically relating to such infringement suit and any costs that AlCana or UBC incur during such suit for which they have received reimbursement from Alnylam, from any amounts obtained from a Third Party as a result of such suit, including without limitation, any costs that the other Parties incur during such suit for which such other Parties have received reimbursement from the Party bringing the suit. Any amounts obtained in excess of such amount for the infringement of UBC Controlled IP will be divided between the Parties such that the Party bringing the suit receives [**] percent ([**]%), and the other two Parties will each receive [**] percent ([**]%). All Parties agree to be bound by the outcome of a suit for infringement under this Section.

7.4.4	Infringement Suits Naming AlCana or UBC as Plaintiff. Notwithstanding the provisions of Section 7.4.3, if there is an alleged infringement in which AlCana or UBC would be required to be a named plaintiff, then Alnylam may during the Agreement Term, and on first receiving the prior written consent of AlCana or UBC, as the case may be, such consent not to be unreasonably withheld, prosecute litigation designed to enjoin such infringers. Provided that it has first granted its prior written consent, AlCana and UBC agree to reasonably co-operate to the extent of signing all necessary documents and to vest in Alnylam the right to start the litigation, provided that all the direct and indirect costs and expenses (including reasonable costs of UBC and AlCana) of bringing and conducting the litigation or settlement are paid by Alnylam. All amounts recovered by Alnylam as the result of such litigation will first go to Alnylam to recover an amount equal to [**] its legal costs specifically relating to such litigation. Any amounts obtained in excess of Alnylam’s legal costs will be divided between the Parties such that Alnylam receives [**] percent ([**]%), and AlCana and UBC each receive [**] percent ([**]%). In the event that AlCana or UBC, as the case may be, withhold their consent unreasonably (or reasonably, but influenced by considerations outside this Agreement) with respect to a reasonable request by Alnylam in accordance with this Section 7.4.4, then any milestones or royalties owed by Alnylam or its Related Parties to Payee pursuant to Section 8.4 on behalf of the Party refusing such consent shall be reduced to [**] percent ([**]%) of the amount that was otherwise due.
7.4.5	Third Party Complaints. If during the Agreement Term any Third Party gives notice of a complaint alleging infringement of any patent or other proprietary rights to Alnylam or its Related Parties regarding the use of the UBC Controlled IP, then the following procedure will be adopted:

(a)	Alnylam will promptly notify UBC and AlCana on receipt of the complaint and will keep UBC and AlCana fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by Alnylam on behalf of itself or a Related Party;

(b)	except as provided in subsection (d) below, all costs and expenses incurred by Alnylam or its Related Parties in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any Third Party, will be paid by Alnylam or its Related Parties, as the case may be;

(c)	no decision or action concerning or governing any final disposition of the complaint which admits guilt on the part of UBC or AlCana or which would result in any material detriment to UBC or AlCana, will be taken without full consultation with, and approval by, UBC and AlCana; and

(d)	UBC and AlCana may elect to participate as a party in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such participation will be paid by UBC and AlCana (as the case may be) subject to the possibility of recovery of some or all of the additional expenses from the complainant.
8	Collaboration IP.
8.1	AlCana Collaboration IP. Subject to the terms and conditions of this Agreement and the Supplemental Agreement, AlCana hereby assigns to UBC all of AlCana’s right, title and interest in and to all AlCana Collaboration IP, solely in the Field of Use (the “Field-Restricted Assignment”). AlCana retains all other right, title and interest in the AlCana Collaboration IP. AlCana and UBC will take such steps as Alnylam may reasonably request (at Alnylam’s expense) to vest in UBC such ownership of the AlCana Collaboration IP, including without limitation, execution by AlCana of an assignment agreement for the benefit of UBC in form and substance satisfactory to Alnylam and UBC, and the prompt, proper recordation thereof with the Patent and Trademark Office in the United States and in such other patent offices in those countries in the remainder of the world as Alnylam may request. UBC may not use, assign, license or otherwise transfer its interest in AlCana Collaboration IP except as explicitly set forth in this Agreement or the Supplemental Agreement. In consideration for the Field-Restricted Assignment, UBC, as Payee under this Agreement, shall pay AlCana that portion of the milestone and royalty payments received by Payee as consideration for the License of AlCana Collaboration IP, as set forth in Exhibit B. For clarity, after due diligence and full consideration, each Party hereto acknowledges that the Field-Restricted Assignment was given for good and valuable consideration, the sufficiency of which is hereby acknowledged, and that such consideration represents the fair market value for such Field-Restricted Assignment.
8.2	UBC Controlled IP.
8.2.1	Licenses. The Parties hereby acknowledge that (a) the portion of the UBC Controlled IP defined as Schedule A IP in the Supplemental Agreement is (i) exclusively licensed to Tekmira under the UBC-Tekmira License Agreement and (ii) exclusively sublicensed to Alnylam under the UBC Sublicense Agreement in the Field of Use; and (b) the portion of UBC Controlled IP defined as Schedule 1 IP in the Supplemental Agreement is (a) exclusively licensed by UBC to Tekmira in the Field of Use (the “Tekmira License”), (b) exclusively sublicensed by Tekmira to Alnylam in the Field of Use (such sublicense, together with the sublicense described in Section 8.2.1(a) above, the “Alnylam Sublicense”), and (c) together with the Consultant IP, further sub-sublicensed by Alnylam to Tekmira (the “Tekmira Sublicense”) and to Protiva (the “Protiva Sublicense”), in each case on the terms and conditions set forth in the Supplemental Agreement. For clarity, the Parties acknowledge that the terms “Tekmira License,” “Alnylam Sublicense,” “Tekmira Sublicense” and “Protiva Sublicense,” as used in this Agreement, refer only to the license or sublicense specifically of the applicable UBC Controlled IP and Consultant IP, as the case may be, and that such term is not applicable to any other aspect of, or to any other Intellectual Property or intellectual property licensed or sublicensed under, existing or future license agreements between UBC and Tekmira or any sublicenses thereunder, even though the UBC Controlled IP and Consultant IP is licensed and sublicensed under certain existing license agreements between UBC and Tekmira and sublicenses thereunder, as described in the Supplemental Agreement. No termination or conversion to nonexclusive of any right under any of the Licenses will be applicable to those aspects of such existing or future license agreements between UBC and Tekmira or any sublicenses thereunder that are applicable to Intellectual Property or intellectual properties other than the UBC Controlled IP and Consultant IP.

8.2.2	Sublicenses. The Alnylam Sublicense includes the right to grant sublicenses subject to the terms of this Section 8.2.2. All sublicense agreements entered into by Alnylam or its Affiliates after the Effective Date pursuant to this Section 8.2.2 shall be consistent and not conflict with the relevant terms of this Agreement and the Supplemental Agreement, Sublicensees shall agree to abide by all of the terms of such agreements as a condition of the sublicense, and Alnylam will remain responsible for the compliance of all its Affiliates and Sublicensees (other than Tekmira and Protiva and their Related Parties) with the relevant terms of such agreements as if such performance were carried out by Alnylam itself. Without limiting the generality of the forgoing, each such sublicense agreement will contain provisions that will: (a) permit UBC and all other non-profit academic research institutions to use the UBC Controlled IP for further academic and scholarly research and to freely publish the results of that research; and (b) impose reasonable obligations on the Sublicensee to diligently develop and commercialize the UBC Controlled IP and Licensed Products and to periodically report all Net Sales of Licensed Products and achievement of milestone events, which, in each case, are not less favourable to UBC and AlCana than the relevant terms of this Agreement and the Supplemental Agreement.

8.2.3	Notice of Sublicenses. Alnylam will notify UBC and AlCana promptly after it enters into each sublicensing agreement. Alnylam will provide to UBC and AlCana a copy of such sublicense agreement. Any such copy may contain reasonable redactions as Alnylam may make; provided, that such redactions do not include provisions necessary to demonstrate compliance with the requirements of this Agreement.

8.2.4	Alnylam Responsibility for Affiliates and Sublicensees. Alnylam shall be jointly and severally responsible to UBC and AlCana with its Affiliates and Third Party Sublicensees for failure by its Affiliates and Third Party Sublicensees to comply with, and Alnylam guarantees the compliance by each of its Affiliates and Third Party Sublicensees with, the terms and conditions of this Agreement and the Supplemental Agreement applicable to the Alnylam Sublicense; provided, however, that Alnylam shall not be responsible for or guarantee the compliance of Tekmira or Protiva with respect to the Tekmira License, the Tekmira Sublicense or the Protiva Sublicense.

8.2.5	Retained Right of UBC. Notwithstanding anything to the contrary in Section 8.1, this Section 8.2 or the Supplemental Agreement, the Parties acknowledge and agree that UBC and any UBC employees who are named inventors on Patent Rights covering UBC Controlled IP (whether or not such inventors remain employees of UBC) hereby retain the use of such UBC Collaboration IP in the Field of Use without charge in any manner whatsoever for non-commercial research, scholarly publication, educational or other non-commercial use.

8.2.6	No Implied Licenses. Except as expressly set forth in this Agreement or the Supplemental Agreement, no Party grants any licenses under its intellectual property rights to any other Party.
8.3	Diligence. Alnylam shall use Commercially Reasonable Efforts to research, develop and commercialize a Licensed Product in the Field of Use. For purposes of this Section 8.3, the efforts of Alnylam’s Related Parties shall also be considered the efforts of Alnylam. Alnylam will be considered to have failed to meet its obligations to use Commercially Reasonable Efforts in the event that any of the following occur:
(a)	[**] formulation within [**] years after [**]; or

(b)	[**] within [**] years after [**] covering at least [**].
In the event of a failure by Alnylam to meet its obligations under subsections (a) or (b) above, the Parties will discuss Alnylam’s failure. If the reason for failure was the result of some factor outside Alnylam’s reasonable control and that such failure did not result from a lack of due diligence on Alnylam’s part, then the Parties will discuss a reasonable extension to the timelines set forth in (a) and/or (b) above. If Alnylam is unable to convince both AlCana and UBC that the reason for failure was the result of some factor outside Alnylam’s reasonable control and that such failure did not result from a lack of due diligence on Alnylam’s part, then UBC shall have the right to convert the Tekmira License to a non-exclusive license in accordance with the procedures set forth in Section 10.2.2, and AlCana shall have, without further act by UBC, an irrevocable, perpetual, royalty-free, worldwide, non-exclusive license under the AlCana Collaboration IP. All other terms and conditions of this Agreement and the Supplemental Agreement shall remain in full force and effect.
            In addition, Alnylam shall, with respect to each Licensed Product, and subject to the provisions of Article 9:
(i)	promptly advise UBC and AlCana of any material changes made from time to time with respect to Alnylam’s research, development and commercialization program for Licensed Products or any issues of which Alnylam becomes aware that may materially and adversely affect Alnylam’s research, development and commercialization program or its ability to research, develop, and commercialize a Licensed Product;

(ii)	provide UBC and AlCana with notice in writing if any of the events in Sections 8.3(a) or (b) above occur, within [**] days after the occurrence of such events;

(iii)	provide UBC and AlCana with notice in writing of the date of First Commercial Sale of any Licensed Product in each country;

(iv)	meet with representatives of UBC and AlCana, as often as UBC and AlCana may reasonably request, but no more frequently than [**] every [**] months, to discuss the plans for research, development and commercialization of a Licensed Product; and

(v)	provide to UBC and AlCana, as often as UBC and AlCana may reasonably request, but no more frequently than [**] every [**] months, a written summary of current plans to commercialize a Licensed Product, including, without limitation, a summary of the current and proposed research, development, commercialization, marketing and sales plans for such Licensed Product.
8.4	8.4 Compensation for Exclusive License. In consideration for the rights granted to it under the Supplemental Agreement, each Payor, as applicable, shall make the following payments to Payee for the benefit of UBC and AlCana (as set forth in Section 8.4.4 below):
8.4.1	Milestone Payments. Each Payor shall make a milestone payment to Payee based on achievement of each of the milestone events listed below by such Payor or its Related Parties for Licensed Products that are directed to a particular Target. Such Payor shall notify Payee in writing of the achievement of each such milestone event and pay to Payee the applicable payment amount set forth below within [**] days of such Payor’s or its Related Parties’ achievement of such milestone event for each such Licensed Product. Each milestone payment by such Payor to Payee hereunder shall be payable only once by a Payor and its Related Parties with respect to each Target, regardless of the number of times the same milestone is achieved with respect to such Target by a Licensed Product. For clarity, once a Payor has made a particular milestone payment with respect to a Licensed Product that is directed to a particular Target, such Payor will have no obligation to make such milestone payment again with respect to any other Licensed Product that is directed to a particular Target, such Payor will have no obligation to make such milestone payment again with respect to any other

Licensed Product that is directed to the same Target. For example, in the event that further clinical development of a Licensed Product with respect to which one or more milestones payments have been made (an “Original Product”) is halted, and such Licensed Product is replaced in development by a different Licensed Product (a “Backup Product”), then such Payor shall not be obligated to make any payments with respect to milestones achieved by the Backup Product for which such Payor has already made a milestone payment with respect to the Original Product. However, if such Original Product or Backup Product is subsequently directed to a different Target, then such Payor shall be obligated to make any payments with respect to the milestones achieved by such Original Product or Backup Product directed to such different Target. Except as set forth above, each milestone payment shall be nonrefundable and non-creditable against any other payments due under this Agreement.

Milestone Event	Payment Amount US$
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
8.4.2	Royalties.

(a)	Rates; Royalty Term. Subject to the other terms of this Section 8.4.2, with respect to each Licensed Product, during the Royalty Term for such Licensed Product, each Payor shall pay Payee for the benefit of AlCana and UBC (as set forth in Section 8.4.4 below) royalties of (i) [**] percent ([**]%) of Net Sales by such Payor and its Related Parties with respect to each Licensed Product sold during the Royalty Term covered by a Valid Claim of a UBC Controlled Patent Right and (ii) [**] percent ([**]%) of Net Sales by such Payor and its Related Parties with respect to each Licensed Product sold during the Royalty Term covered by a Pending Claim of a UBC Controlled Patent Right. Notwithstanding anything in this Agreement to the contrary, if a Licensed Product is (x) covered by an Issued Claim of a UBC Controlled Patent Right in a country, or (y) the manufacture of such Licensed Product is covered by an Issued Claim of a UBC Controlled Patent Right in the country or countries of manufacture, in each case at the time of such First Commercial Sale in such country, then even if there is no Outstanding Claim of a UBC Controlled Patent Right covering such Licensed Product in either such country or the country or countries of manufacture, the Royalty Term for such Licensed Product shall not terminate until twelve (12) years from the date of First Commercial Sale of such Licensed Product in such country and the royalty rate set forth in Section 8.4.2(a)(ii) above shall apply to such Licensed Product after expiration of all Valid Claims of UBC Controlled Patent Rights covering such Licensed Product in such country and the country or countries of manufacture. For clarity, examples of the application of this Section 8.4.2(a) are set forth in Exhibit G. After expiration of the Royalty Term for such Licensed Product, the Licenses with respect to such Licensed Product shall become fully paid and perpetual.

(b)	Royalty Adjustments. If a Payor or any of its Related Parties obtains or has obtained a license or similar right from any Payor Third Party under any Patent Rights covering [**] technology that are reasonably necessary for the manufacture, sale or import of a Licensed Product (including, without limitation, under the [**] Agreement, if and as applicable), and if such Payor or any of its Related Parties is required to pay to such Payor Third Party in consideration for the grant of such license or similar right by the Payor Third Party, a royalty calculated on such Payor or its Related Parties’ Net Sales of such Licensed Product (the “Third Party Royalty”), then the royalties due pursuant to Section 8.4.2(a) shall be reduced by an amount not exceeding [**] percent ([**]%) of the actual Third Party Royalty [**]; provided, however, that (i) if the Third Party Royalty is paid by a Sublicensee, then such Third Party Royalty will only be applied to reduce the amount of the royalty payable by Payor to Payee if such Sublicensee’s payment to Payor of royalties on the Sublicensee’s Net Sales of License Products is also reduced by in accordance with provisions substantially equivalent to those contained in this subsection 8.4.2(b) and (ii) the royalties payable to Payee shall in no event be reduced to less than [**] percent ([**]%) of the amounts set forth in Section 8.4.2(a) regardless of the total amount of Third Party Royalties paid by such Payor or its Related Parties, and regardless of the number of Third Party Royalty obligations that may arise with regards to the sale of any Licensed Product.

(c)	Other Royalty Provisions. Royalties shall become due and payable within [**] days after each Contract Quarter during the applicable Royalty Term and shall be calculated with respect to Net Sales in the immediately preceding Contract Quarter. Along with its royalty payment hereunder, each Payor and its Related Parties shall provide Payee with a royalty report (in a form that may be reasonably prescribed by the Payee from time to time) containing the calculation of such royalty. No royalties shall be due upon the sale or other transfer among a Payor and its Related Parties, but in such cases the royalty shall be due and calculated upon such Payor’s or its Related Parties’ Net Sales to the first independent Third Party. No royalties shall accrue on the sale or other disposition of the Licensed Product by a Payor or its Related Parties for use in a clinical study sponsored or funded by a Payor or its Related Parties or on the disposition of a Licensed Product in reasonable quantities by a Payor or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose). Other than as set out in this subsection, any other transaction, disposition, or other dealing involving the sale or other transfer of Licensed Products that is not made at fair market value is deemed to have been made at fair market value, and the fair market value of such sale or transfer will be added to and deemed part of the Net Sales and will be included in the calculation of royalties under this Agreement.

8.4.3	Tax. If a Payor concludes that tax withholdings under the laws of any country are required with respect to payments by such Payor under this Agreement, such Payor shall withhold the required amount and pay it to the appropriate governmental authority. In any such case, such Payor shall promptly provide Payee with original receipts or other evidence reasonably desirable and sufficient to allow AlCana and UBC to document such tax withholdings for purposes of claiming foreign tax credits and similar benefits. If the Payee is required to collect a tax to be paid by a Payor or any of its Related Parties, then such Payor will pay the tax to the Payee on demand.

8.4.4	Payment Agent; Currency.

(a) All milestone and royalty payments to UBC and AlCana under this Agreement shall be made to Payee as the payment agent for both UBC and AlCana. Such payments shall be shared between them as set forth in Exhibit B. UBC and AlCana each acknowledges and agrees that the Payors shall have no liability to either of them whatsoever for Payee’s failure to distribute between them any payments made by the Payors to Payee under this Agreement. Furthermore, with respect to amounts paid by the Payors, UBC and AlCana each hereby agree to be fully responsible for, and that the Payors shall not be responsible for, any Claims that arise out of any dispute between UBC and AlCana as to the disposition of any payments made by the Payors to Payee under this Agreement or the Supplemental Agreement.

(b) All dollar ($) amounts specified in this Agreement are United States dollar amounts. All payments under this Agreement shall be made in Canadian dollars, except for any amounts payable hereunder by Alnylam, which shall be made in United States dollars. In the case of Alnylam and its Related Parties, with respect to sales of Licensed Products invoiced in U.S. Dollars, the sales and Royalty payable shall be expressed in U.S. Dollars. In the case of Tekmira, Protiva and their Related Parties, with respect to sales of Licensed Products invoiced in Canadian dollars, the sales and Royalty payable shall be expressed in Canadian dollars. With respect to sales of Licensed Products invoiced in a currency other than U.S. Dollars or Canadian dollars and with respect to payments in Canadian dollars of U.S. Dollar amounts under this Agreement, as the case may be, the sales, any amounts payable hereunder on such sales and payments of such U.S. Dollar amounts shall be expressed in applicable currency of payment equivalent calculated using the applicable Payor’s (or its Related Party’s) own standard currency translation methodology for the conversion of foreign sales currencies into the applicable currency of payment, which methodology shall be in accordance with U.S. Generally Accepted Accounting Practices (or such other generally accepted accounting methodology used by Payor or Payor’s Related Parties) and shall be the methodology generally used by such party for currency conversions in such party’s audited financial statements.

8.4.5	Records and Audits. Each Payor shall keep, and shall require all its Related Parties to keep and maintain, correct and complete books of accounts and other records containing all information and data that may be necessary to ascertain and verify the Net Sales of all Licensed Products, the royalties payable under this Agreement and the achievement of all milestone events. Such accounts and records, and the calculation of royalties will be carried out in accordance with U.S. Generally Accepted Accounting Principles (or such other generally accepted accounting methodology used by such Payor’s Related Parties) applied on a consistent basis. During the Agreement Term and for a period of [**] years following its termination or expiration, the nominee of AlCana and UBC (such nominee, the “Auditing Party”) shall have the right from time to time (not to exceed [**] during each calendar year) to have an independent certified public accountant inspect such books and records of a Payor and/or its Affiliates at the Auditing Party’s expense. Such inspection shall be conducted after reasonable prior notice by the Auditing Party to such Payor during such Payor’s ordinary business hours, shall not be more frequent than [**] during each calendar year and may cover only the [**] years immediately preceding the date of the audit. Any such independent certified accountant shall be reasonably acceptable to such Payor, shall execute such Payor’s standard form of confidentiality agreement, and shall be permitted to share with the Auditing Party solely its findings (the “Findings”) with respect to the accuracy of the Net Sales, royalties and milestones reported as payable under this Agreement. UBC and AlCana may also share with each other such Findings. If such accounting determines that such Payor paid Payee less than the amount properly due in respect of any period which is the subject of the audit, then such Payor will reimburse Payee such amount, and if the amount underpaid exceeds five percent (5%) of the amount actually due and [**] dollars ($[**]), such Payor will also reimburse the Auditing Party for the costs of such accounting (including the fees and expenses of the certified public accountant). In the event such accounting determines that such Payor paid Payee more than the amount properly due in respect of any period which is the subject of the audit, then any excess payments made by such Payor shall be credited against future amounts due to Payee from such Payor, or if no such future amounts are reasonably expected to be due to Payee from such Payor, then Payee shall reimburse such Payor promptly for any overpayment by such Payor.
9	Confidential Information and Publication.
9.1	Obligations of Confidentiality.
9.1.1	Non-disclosure Obligations. All Confidential Information of a Party (the “Disclosing Party”) disclosed to another Party (the “Receiving Party”) under this Agreement shall be maintained in confidence by the Receiving Party and shall not be disclosed to a Third Party or used in the Field of Use for any purpose except as set forth herein without the prior written consent of the Disclosing Party, except to the extent that such Confidential Information:
(a)	is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(b)	subject to Section 9.1.2, is in the public domain by use and/or publication before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c)	is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(d)	is developed by the Receiving Party independently of Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.
For purposes of this Section 9.1, Alnylam will be deemed the Disclosing Party of all Program Developments and Program Materials in the Field of Use.
9.1.2	Certain Exceptions. Notwithstanding the obligations of confidentiality and non-use set forth above and in Section 9.2 below, a Receiving Party may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement as may be reasonably required in order to perform its obligations and to exploit its rights under this Agreement or the Supplemental Agreement, and specifically to (a) in the case of Alnylam, Related Parties, and its and their employees, directors, agents, consultants, and advisors in accordance with this Agreement in each case who are obligated to keep such Confidential Information confidential; (b) in the case of AlCana, its employees, directors, agents, consultants, and advisors in accordance with this Agreement in each case who are obligated to keep such Confidential Information confidential; (c) governmental or other regulatory authorities in order to obtain patents or perform its obligations or exploit its rights under this Agreement; provided, that such Confidential Information shall be disclosed only to the extent reasonably necessary to do so, (d) the extent required by applicable law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, (e) any bona fide actual or prospective underwriters, investors, lenders or other financing sources and any bona fide actual or prospective collaborators or strategic partners and to consultants and advisors of such Party, in each case who are obligated to keep such Confidential Information confidential, and (f) UBC may: (i) use UBC Controlled IP at UBC and, after giving Alnylam an opportunity to file patent applications in accordance with Section 9.2, in collaboration with other non-profit academic research institutions for internal, non-commercial research purposes; (ii) disclose or publish UBC Controlled IP as permitted under Section 9.2 below; (iii) may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement, to the UBC Program Participants.
If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 9.1 or Section 9.2, such Party shall promptly inform the Disclosing Party of the disclosure that is being sought in order to provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 9, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably practical, including without limitation seeking an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information. In addition to the foregoing restrictions on public disclosure, if Alnylam or AlCana concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or any stock exchange or listing entity, such Party shall provide the other Parties with a copy of this Agreement showing any sections as to which the Party proposes to request confidential treatment, will provide the other Parties with an opportunity to comment on any such proposal and to suggest additional portions of the Agreement for confidential treatment, and will take such Parties’ reasonable comments into consideration before filing the Agreement.
9.2	Scientific Publication. Subject to the rights granted to each Party pursuant to this Agreement and the requirements of this Article 9, each Party will have the right to publish the results of the Research Program provided that:
(a)	a copy of any proposed disclosure is given to the other Parties for review (i) in the case of a manuscript, and all revisions thereof, at least [**] days prior to the date of submission for publication or of public disclosure, (ii) in the case of a draft abstract, at least [**] days prior to the date of submission for publication or public disclosure, or (iii) in the case of a final abstract, at least [**] days prior to the date of submission for publication or public disclosure. An abstract submitted in draft form will not have to be resubmitted to the other Parties provided that the abstract is not modified in the final draft to include information that was not included in prior drafts and is not otherwise materially or substantively modified;
(b)	any reference to a Party’s Confidential Information (other than any Program Development) is deleted if required by such Party;
(c)	the publication or disclosure includes an appropriate acknowledgment of Alnylam’s sponsorship of the Research Program and each Party’s participation in the Research Program; and
(d)	if Alnylam determines that a Program Development is contained in the disclosure, such Party agrees to defer publication or disclosure for up to [**] days from the time Alnylam notifies such Party that it wants to file or have filed a patent application on the Program Development.
9.3	Publicity.
(a)Except as set forth in Section 9.1 above and subsection (b) below, the terms of this Agreement and the Supplemental Agreement may not be disclosed by any Party, and no Party shall use the name, trademark, trade name or logo of another Party or its employees in any publicity, news release or disclosure relating to this Agreement, the Supplemental Agreement, or its subject matter, without the prior express written permission of the such other Party, except as may be required by law or expressly permitted by the terms hereof; provided, however, that each Party shall be entitled to acknowledge and disclose the existence of this Agreement and the Supplemental Agreement.
(b)Notwithstanding Section 9.3(a) above, no Party shall issue a press release or public announcement relating to this Agreement or the Supplemental Agreement without the prior written approval of the other Parties, which approval shall not be unreasonably withheld or delayed, except that a Party may (i) once a press release or other written statement is approved in writing by the Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Parties, and (ii) issue a press release or public announcement as required, in the reasonable judgment of such Party, by applicable law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity.
10.	Expiration and Termination.
10.1	Agreement Term. The term of this Agreement (the “Agreement Term”) will begin on the Effective Date and unless earlier terminated in accordance with this Section 10, shall remain in effect until the expiration of the last-to-expire Royalty Term for a Licensed Product.
10.2	Termination of Agreement for Breach by a Party.
10.2.1	AlCana or UBC Breach. If AlCana or UBC materially breaches any representation, warranty, term or condition of this Agreement or the Supplemental Agreement and fails to remedy such material breach within [**] days after receipt of notice in writing of such material breach from Alnylam, then Alnylam, at its option and in addition to any other remedies that Alnylam may have in law or in equity, may (a) terminate this Agreement or the Research Program with respect to the breaching Party by sending written notice of such termination to all the Parties or (b) exercise its right of offset pursuant to Section 11.5.
10.2.2	Alnylam Breach. If Alnylam materially breaches any representation, warranty, term or condition of this Agreement or the Supplemental Agreement and fails to remedy such material breach within [**] days after receipt of notice in writing of such material breach from UBC or AlCana, then UBC and AlCana, at their option and in addition to any other remedies that such Parties may have in law or in equity, may terminate this Agreement or the Research Program by sending written notice of such termination to Alnylam.
10.2.3	Notwithstanding the provisions of Section 10.2.2, if Alnylam has failed to meet its diligence obligations as provided in Section 8.3 (as such obligations may be modified after discussion of the Parties pursuant to Section 8.3), and Alnylam fails to remedy any such failure within the cure period set forth above in this Section 10.2.2, then as an exclusive remedy for such failure, UBC shall have the right to convert the Alnylam Sublicense (and the Tekmira License) into a non-exclusive license, and shall grant to AlCana an irrevocable, perpetual, royalty-

free, non-exclusive license under the AlCana Collaboration IP. In such event, the terms of Section 8.4 (Compensation) shall remain unaffected.
10.3	Termination for Insolvency.
10.3.1	AlCana Insolvency. With written notice to AlCana, this Agreement may be terminated by Alnylam with respect to AlCana upon the filing or institution of bankruptcy, reorganization, liquidation, receivership, insolvency, arrangement or winding up proceedings with respect to AlCana (which can include, without limitation, proceedings commenced under the Companies Creditors Arrangement Act or upon appointment of an interim receiver or receiver, and/or the appointment of a Trustee in Bankruptcy or upon further order of a court of competent jurisdiction), or upon an assignment by AlCana of a substantial portion of its assets for the benefit of creditors; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate shall only become effective if AlCana consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within ninety (90) days after the filing thereof (or within such longer period during the pendency of any appeal from any order refusing or granting any such dismissal); provided, that if at any time following such termination Alnylam or its Related Parties continues to develop and sell Licensed Products, then the terms of Section 8.4 (Compensation) shall survive such termination and continue to apply during the applicable Royalty Term.
10.3.2	Alnylam Insolvency. With written notice to all Parties, this Agreement may be terminated by AlCana or UBC as to itself upon the filing or institution of bankruptcy, reorganization, liquidation, receivership, insolvency or winding up proceedings with respect to Alnylam, or upon an assignment of a substantial portion of the assets for the benefit of creditors by Alnylam; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate shall only become effective if Alnylam consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within ninety (90) days after the filing thereof (or within such longer period during the pendency of any appeal from any order refusing or granting any such dismissal).
10.4	Termination of Research Program.
10.4.1	Withdrawal of Principal Investigator. If Principal Investigator is unable to continue to conduct research or otherwise perform his obligations under this Agreement in connection with the Research Program, or if Principal Investigator’s employment with UBC is terminated, and in either case a suitable, mutually acceptable replacement is not found, then either Alnylam or UBC may terminate the Research Program as to UBC only, upon thirty (30) days prior written notice to all the Parties.
10.4.2	Withdrawal of AlCana Key Scientists. If either [**] (each, an “AlCana Key Scientist”) is unable to continue to conduct research in connection with the Research Program, or if an AlCana Key Scientist’s employment with AlCana is terminated, then Alnylam may terminate the Research Program as to AlCana only, upon thirty (30) days’ prior written notice to AlCana and UBC.
10.4.3	AlCana or UBC Breach of Research Program Obligation. Notwithstanding the provisions of Section 10.2.1, if UBC or AlCana fails to use diligent efforts to conduct the Research Program, or if AlCana or UBC materially breaches any term or condition of this Agreement with respect to the Research Program and fails to remedy such failure to use diligent efforts or material breach within [**] days after receipt of notice in writing of such material breach from Alnylam, then Alnylam, at its option and in addition to any other remedies that Alnylam may have in law or in equity, may terminate the Research Program (but not the Agreement) with respect to the breaching Party by sending written notice to all the other Parties.
10.4.4	Alnylam Breach of Research Program Obligation. Notwithstanding the provisions of Section 10.2.2, if Alnylam materially breaches any term or condition of this Agreement with respect to the Research Program and fails to remedy such material breach within [**] days after receipt of notice in writing of such material breach from UBC or AlCana, then either UBC or AlCana, at its option and in addition to any other remedies that such Party may have in law or in equity may terminate the Research Program (but not the Agreement), as to itself by sending written notice to all the other Parties.
10.4.5	Mutual Agreement. The Parties, in consultation with Principal Investigator and each of the other Parties, may agree to terminate the Research Program if, for scientific reasons, the original objectives of the Research Program are not met or capable of being met within a reasonable period.
10.4.6	AlCana Assignment. In the event of an assignment by AlCana pursuant to Section 13.3, Alnylam may terminate the Research Program upon thirty (30) days’ prior written notice to AlCana.
10.5	Elective Termination. Alnylam shall have, at any time after the expiration of the Research Term, the right to terminate this Agreement and/or the Alnylam Sublicense upon thirty (30) days prior written notice to UBC and AlCana, provided that if at any time following such termination Alnylam or its Related Parties continue to develop and sell Licensed Products then the terms of Section 8.4 (Compensation) shall survive such termination and shall continue to apply during the applicable Royalty Term, and provided further that nothing in this Section 10.5 shall by implication or otherwise be construed as granting any right or license to Alnylam to continue to develop and sell Licensed Products after termination of this Agreement.
10.6	Consequences of Expiration or Termination.
10.6.1	Survival. Except as otherwise set forth in this Agreement, the following provisions shall survive any expiration or termination of this Agreement for the period of time specified therein, or if not specified, then they shall survive indefinitely: Sections 2, 3.1(d), 3.4, 3.6, 7.1, 7.3, 8.2.1, 8.4.3, 8.4.4, 8.4.5, 9, 10.5, 10.6, 11, 12 and 13. Furthermore, the terms of the Research Agreement incorporated by reference in the Supplemental Agreement shall survive termination of this Agreement solely to the extent required to implement the agreement of the parties to the Supplemental Agreement set forth in the Supplemental Agreement.
10.6.2	Termination of Research Program.
(a) Upon expiration of the Research Term or termination of the Research Program in its entirety (i) UBC and AlCana will promptly deliver to Alnylam any Program Materials and Program Technology in their possession or control and will promptly disclose, in writing, to Alnylam all Program Developments made through expiration or termination, (ii) UBC and AlCana will also submit to Alnylam a comprehensive final report within [**] days after completion (or any such termination) of the Research Program detailing the status of the Research Program and all Program Developments made thereunder as well as all Research Program funds expended, (iii) UBC and AlCana will promptly refund to Alnylam any Research Program funds remaining at the time of termination or expiration (less any non-cancelable commitments made by UBC or AlCana pursuant to the Workplan and Budget), (iv) each Party will, at the owner’s discretion, either return to each other Party or destroy all of such other Party’s Background Materials and Background Technology provided under this Agreement, and (v) the licenses granted under Article 6 shall terminate; provided, however, that clauses (i) and (ii) shall not apply in the event of any termination under Sections 10.2.2 or 10.4.4.
(b) Upon termination of the Research Program with respect to either UBC or AlCana, but not both, (i) the provisions of Section 10.6.2(a)(i) through (iv) shall apply solely to such Party, (ii) the licenses granted to such Party and by such Party under Article 6 shall terminate, and (iii) Alnylam’s obligation to pay Research Program funding to the terminated Party shall cease. The remaining Party to the Research Program and Alnylam will discuss in good faith appropriate modifications to the Workplan and Budget and overall Research Program funding commitment, it being understood that the remaining Party shall not automatically be entitled to the terminated Party’s share of Research Program funding. Furthermore, if the Research Program is terminated with respect to UBC pursuant to Section 10.4 and Alnylam and AlCana mutually agree that AlCana will assume responsibility for UBC’s obligations under the Workplan, then UBC shall (on payment to UBC of reasonable compensation) make its facilities reasonably available to AlCana for such purpose and UBC’s and AlCana’s shares of future Research Program funding under this Agreement shall be adjusted between them accordingly. At such point, AlCana will become the Payee for all purposes under this Agreement.
(c) For clarity, the terms and conditions of the Licenses and Field-Restricted Assignment shall be unaffected by any termination of the Research.
10.6.3	Termination of Agreement. If the Agreement is terminated pursuant to Sections 10.2, 10.3 or 10.5, then
(a) the Research Term shall terminate; and

(b) the Tekmira License and the Alnylam Sublicense shall terminate; and
(c) AlCana shall have, subject to any sublicenses granted under the Alnylam Sublicense to Third Parties with respect to AlCana Collaboration IP in the Field of Use prior to the effective date of termination, including without limitation, the Tekmira Sublicense and the Protiva Sublicense (“Pre-termination Sublicenses”), without further act by UBC, an exclusive, worldwide, perpetual, irrevocable, royalty-free license to all UBC’s right, title and interest in the AlCana Collaboration IP. Any Pre-termination Sublicense shall remain in full force and effect so long as the Sublicensee is not then in breach of its sublicense agreement (or in the case of Tekmira or Protiva, any provision of this Agreement or the Supplemental Agreement by which it is bound), provided that each such Sublicensee:
(i)	will agree in writing to be bound to UBC as licensor under the terms and conditions of this Agreement, the Supplemental Agreement and the Original Transaction Document to the extent they apply to the grant of such Pre-termination Sublicense, including Section 8.4 hereof; provided, however, that the Pre-termination Sublicense shall be non-exclusive to such Sublicensee notwithstanding any term to the contrary in such Pre-termination Sublicense;
(ii)	will negotiate in good faith with UBC an appropriate agreement, or amendment to this Agreement, the Supplemental Agreement and/or the applicable Original Transaction Documents, to substitute itself for Alnylam as the non-exclusive licensor under terms no less favorable, in the aggregate, for UBC and AlCana than the applicable terms of this Agreement, the Supplemental Agreement and the applicable Original Transaction Documents; and
(iii)	will pay all of UBC and AlCana’s legal costs that arise in connection with, and as a result of, negotiating such agreements.
(d) Alnylam will make all undisputed outstanding payments due to the Payee with respect to the Alnylam Sublicense under Section 8.4 at the time of such termination, and UBC and AlCana each shall have the right to proceed to enforce payment of all outstanding milestones, royalties or other monies owed to UBC and AlCana under this Agreement with respect to the Alnylam Sublicense at the time of such termination, and each Party may exercise any or all of the rights and remedies available under this Agreement or otherwise available by law or in equity, successively or concurrently, at the option of such Party, as the case may be.
(e) Within [**] days after the effective date of termination, each Receiving Party (and its Related Parties, if applicable) will deliver to the Disclosing Party all Confidential Information of the Disclosing Party in its possession or control and will cease to use the Disclosing Party’s Confidential Information; and
(f) Within [**] days after the effective date of termination, Alnylam and its Related Parties will cease to develop or make Licensed Products. Alnylam will then within [**] days from the date of termination, sell or otherwise dispose of any Licensed Product manufactured and remaining unsold, and within a reasonable period of time thereafter, make any royalty payments to Payee in the same manner specified in Section 8.4 on all Licensed Products that are sold in accordance with this Section 10.6.3.
Notwithstanding anything in this Agreement to the contrary, the Parties hereby agree that the termination consequences of this Agreement shall only apply with respect to the portion of the UBC Controlled IP defined as Schedule 1 IP in the Supplemental Agreement, and that the termination-related provisions of the applicable Original Transaction Documents shall apply to the portion of the UBC Controlled IP defined as Schedule A IP as set forth in the Supplemental Agreement.
11.	Representations and Warranties.
11.1	Mutual Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Parties as follows:
11.1.1	Corporate Existence and Power. It is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant and transfer the rights granted and transferred hereunder.
11.1.2	Authority and Binding Agreement. As of the Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.
11.1.3	No Conflict. Except for the agreements listed on Exhibit F to which it is a party, (and with respect to which such Party makes no representation or warranty): (a) to such Party’s best knowledge after reasonable inquiry, it has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to any other Party under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to any other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to any other Party under this Agreement; and (b) its performance and execution of this Agreement does not and will not result in a breach of any other contract to which it is a party.
11.1.4	Materials. To such Party’s best knowledge after reasonable inquiry, it has complied, or will comply, with all laws and regulations applicable to the collection, handling and use of its Background Materials and Program Materials and related information, and is otherwise authorized to provide its Background Materials and Program Materials to the other Parties for purposes of this Agreement.
11.2	Disclaimer of Representations and Warranties by UBC and AlCana. Alnylam acknowledges that
(a)	Except as specifically set forth herein, UBC and AlCana make no representations, conditions or warranties, either express or implied, regarding the UBC Controlled IP, the Research Program or any Licensed Products. Without limitation, UBC and AlCana specifically disclaim any implied warranty, condition or representation that the UBC Controlled IP, the Research Program or any Licensed Products: (i) correspond with a particular description; (ii) are of merchantable quality; (iii) are fit for a particular purpose; or (iv) are durable for a reasonable period of time.
(b)	UBC and AlCana are not liable for any loss, whether direct, consequential, incidental or special, which Alnylam, its Related Parties, or any other Third Parties might suffer arising from any defect, error or fault of the UBC Controlled IP, the Research Program or any Licensed Products, even if UBC or AlCana is aware of the possibility of the defect, error, fault or failure. Alnylam acknowledges that it has been advised by UBC and AlCana to undertake Alnylam’s own due diligence regarding the UBC Controlled IP, the Research Program and any Licensed Products.
(c)	Except as specifically set forth herein, nothing in this Agreement:
(i)	constitutes a warranty or representation by UBC or AlCana as to title to the UBC Controlled IP or that anything made, used, sold or otherwise disposed of under the Licenses will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any Third Parties, or any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any Third Parties;
(ii)	constitutes an express or implied warranty or representation by UBC or AlCana that the Payors or their Related Parties have, or will have the freedom to operate or practice the UBC Controlled IP, or the freedom to make, have made, use, sell or otherwise dispose of Licensed Products; or
(iii)	except as specifically set forth in Article 7 hereof, imposes an obligation on UBC or AlCana to bring, prosecute or defend actions or suits against Third Parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

11.3	Representations and Warranties of AlCana. AlCana represents, warrants and covenants to Alnylam and UBC as follows:
11.3.1	No Third Party Funding. It will not accept funding from, nor enter into agreements with, any Third Party that could result in a claim by that Third Party that the Third Party has rights to any Program Developments, nor will AlCana use any Third Party’s intellectual property in the performance of its obligations hereunder, unless AlCana has obtained either Alnylam’s prior written consent or a license to use such intellectual property from Alnylam for such purpose.
11.3.2	No Debarment. Neither it, nor to its knowledge, any of its Program Participants, has been (a) debarred, convicted, or is subject to a pending debarment or conviction by any government or regulatory agencies, including pursuant to section 306 of the United States Food Drug and Cosmetic Act (“FDCA”), 21 U.S.C. § 335a, (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (including in the United States as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. AlCana agrees to inform the other Parties in writing promptly if AlCana or one if its Program Participants becomes subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of AlCana’s knowledge, is threatened.
11.3.4	AlCana Operations. As of the Effective Date, it has and will maintain the requisite resources and capabilities to perform its obligations under this Agreement and that it will commit material resources (including, without limitation, time of its employees who are Program Participants) to the Research Program.
11.3.5	Absence of Material Impairment. As of the Effective Date, there is no fact known to AlCana that has specific application to AlCana (other than general economic or industry conditions) and that materially threatens the assets, business, prospects, financial condition, or results of operations of AlCana.
11.3.6	Absence of Obligations. As of the Effective Date, AlCana has no obligation to (a) sell or offer to sell a material amount of its securities, (b) incur any indebtedness (other than a typical amount of trade debt incurred in the ordinary course of business), (c) guarantee any indebtedness, or (d) sell all or substantially all of its assets or any material portion of its business or operations.
11.3.7	Compliance with Laws. As of the Effective Date, it has and will maintain compliance in all material respects with all applicable laws, permits, governmental licenses, registrations, approvals, concessions, authorizations, orders, injunctions and decrees with respect to the conduct of its business.
11.3.6	AlCana Employees. (a) As of the Effective Date, each of the individuals party to an Alnylam Consulting Agreement is an employee of AlCana, and shall promptly notify Alnylam in writing if s/he ceases to be an employee of AlCana for any reason, (b) on or prior to the Effective Date each of the individuals party to an Alnylam Consulting Agreement has signed an agreement with Alnylam in the form attached hereto as Exhibit D to terminate his or her Alnylam Consulting Agreement effective the Effective Date, (c) on or prior to the Effective Date each AlCana Program Participant has signed a confidentiality and invention disclosure and assignment agreement (“Invention Disclosure Agreement”) with AlCana reasonably acceptable to Alnylam in both form and substance and (d) neither AlCana nor any AlCana Program Participants are subject to any non-competition, exclusivity or other covenants or obligations that would prohibit or restrict such Program Participants from conducting the Research Program or that would conflict with their obligations under their Invention Disclosure Agreement.
11.4	Limitations on Representations and Warranties. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 11 ARE IN LIEU OF ALL OTHER REPRESENTATIONS, WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED, STATUTORY, OR ARISING FROM A COURSE OF CONDUCT, PERFORMANCE, DEALING OR OTHERWISE, OR INCLUDING WITHOUT LIMITATION, WARRANTIES AND CONDITIONS OF MERCHANTABLE QUALITY, MERCHANTABILITY, DURABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION, OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO A LICENSED PRODUCT WILL BE ACHIEVED.

11.5	Payor Offset Right; Limitation of UBC Liability. (a) Each Payor and its Affiliates shall have the right to offset up to fifty percent (50%) of any amounts due to UBC or AlCana, as the case may be, under this Agreement and/or the Supplemental Agreement, by the amount of any and all damages or losses (including without limitation reasonable attorneys’ fees) incurred by an Alnylam Indemnitee (where such Payor is Alnylam) or by a Tekmira Indemnitee (as defined in the Supplemental Agreement, and where such payor is either Tekmira or Protiva) and arising out of the negligence, willful misconduct or material breach of this Agreement or the Supplemental Agreement by UBC or AlCana, as the case may be. Furthermore, Alnylam shall have the right to offset up to fifty percent (50%) of any amounts due to UBC (but not AlCana) under this Agreement and/or the Supplemental Agreement, by any and all amounts Alnylam is entitled to recover from UBC under Section 12.1(a), and Tekmira and Protiva shall have the right to offset up to fifty percent (50%) of any amounts due to UBC (but not AlCana) under this Agreement and/or the Supplemental Agreement, by any and all amounts Tekmira or Protiva is entitled to recover from UBC under Section 10(a) of the Supplemental Agreement.
(b) UBC’s total liability to AlCana, whether under the express or implied terms of this Agreement or the Supplemental Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by any AlCana, whether direct, indirect or special, or any other similar damage that may arise or does arise from any gross negligence, willful misconduct or breaches of this Agreement or the Supplemental Agreement by a UBC Indemnitee, is limited to the amount of $10,000; provided, however, that such limit shall not be applied to the cost of any specific performance of a UBC Indemnitee which may be required by a court of competent jurisdiction in connection herewith, and provided, further, that, given the modest amount of monetary damages for which UBC may be liable to AlCana hereunder, it is the expectation of AlCana and UBC that any remedy hereunder with respect to UBC may be in the form of specific performance if such specific performance is reasonably feasible employing such resources and efforts as would normally be exerted or employed by a similarly situated not-for-profit educational institution under the terms of a similar sponsored research and technology license agreement.
(c) UBC’s total liability to a Payor and its Related Parties, whether under the express or implied terms of this Agreement or the Supplemental Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by any Payor or its Related Parties, whether direct, indirect or special, or any other similar damage that may arise or does arise from any negligence, willful misconduct or breaches of this Agreement or the Supplemental Agreement by a UBC Indemnitee is limited to the amount that such Payor and its Related Parties may offset pursuant to Section 11.5(a) or Section 4(d) of Schedule 2 to the Supplemental Agreement; provided, however, that such limit shall not be applied to the cost of any specific performance of a UBC Indemnitee which may be required by a court of competent jurisdiction in connection herewith, and provided, further, that, given the limited amount of monetary damages for which UBC may be liable to a Payor and its Releated Parties hereunder, it is the expectation of such Payor and its Related Parties and UBC that any remedy hereunder with respect to UBC may be in the form of specific performance if such specific performance is reasonably feasible employing such resources and efforts as would normally be exerted or employed by a similarly situated not-for-profit educational institution under the terms of a similar sponsored research and technology license agreement.
12.	Indemnification.
12.1	Indemnification by Alnylam.
(a) Alnylam will indemnify UBC, its Board of Governors, officers, employees, faculty, students and agents (“UBC Indemnitees”) for any claims, including reasonable attorneys’ fees for defending those claims (“Claims”), based on or arising out of (i) the exercise by the Alnylam Indemnitees or any Alnylam Sublicensee of their rights under this Agreement or the Supplemental Agreement, including without limitation against any damages or losses (including consequential and other similar damages), arising in any manner at all from or out of an Alnylam Indemnitee’s activities under the Research Program, or (ii) the use of the Program Developments or any Licensed Products by the Alnylam Indemnitees, the Alnylam Program Participants or any Alnylam Sublicensees, or their respective distributors, customers or end-users; provided, however, that Alnylam shall not be required to indemnify the UBC Indemnitees for any Claim (x) that arises solely due to the gross negligence or willful misconduct of, or the material breach of this Agreement or the Supplemental Agreement by, a UBC Indemnitee or (y) described under clause (i) above unless such Claim alleges the negligence or willful misconduct of, or the material breach of this Agreement or the Supplemental Agreement by, an Alnylam Indemnitee, it being understood and agreed that such indemnification obligation shall not apply if such allegations are later determined by a court or jury of competent jurisdiction in an un-reversed, un-appealable or un-appealed decision, to be untrue or unproven, with the result that such allegations are dismissed or withdrawn (other than by agreement between the indemnifying party and the plaintiff making such allegations). UBC will promptly notify Alnylam of a Claim and will reasonably cooperate with the defense thereof. Alnylam shall be entitled to exercise its right of offset described under Section 11.5 to recover any amounts paid to UBC pursuant to this Section 12.1(a) which UBC was not entitled to receive.
(b) Alnylam will indemnify AlCana and its directors, employees and agents (“AlCana Indemnitees”) for any Claims based on or arising out of (i) an Alnylam Indemnitee’s activities under the Research Program, (ii) an Alnylam Indemnitee’s negligence or willful misconduct, or (iii) an Alnylam Indemnitee’s breach of this Agreement or the Supplemental Agreement, or (iv) the use by an Alnylam Indemnitee of the AlCana Collaboration IP licensed to Alnylam under the Alnylam Sublicense (in the case of (i) and (iv) only, except to the extent that any such Claims are attributable to the negligence, willful misconduct or material breach of this Agreement by an AlCana Indemnitee or a UBC Indemnitee). AlCana will promptly notify Alnylam of a Claim and will reasonably cooperate with the defense thereof.
12.2	Indemnification by AlCana. (a) AlCana will indemnify Alnylam, its Related Parties and its and their directors, employees and agents (“Alnylam Indemnitees”) for any Claims based on or arising out of (i) an AlCana Indemnitee’s activities under the Research Program, (ii) an AlCana Indemnitee’s negligence or willful misconduct, (iii) an AlCana Indemnitee’s breach of this Agreement or the Supplemental Agreement, or (iv) the use by an AlCana Indemnitee (or an AlCana sublicensee or Affiliate) of the AlCana Collaboration IP retained by or licensed to AlCana or the use of the Consultant IP or any Licensed Product (as defined herein and in Schedule 2 to the Supplemental Agreement) by an AlCana Indemnitee (or an AlCana sublicensee or Affiliate) (in the case of (i) and (iv) only, except to the extent that any such Claims are attributable to the negligence, willful misconduct or material breach of this Agreement by an Alnylam Indemnitee or a UBC Indemnitee). Alnylam will promptly notify AlCana of a Claim and will reasonably cooperate with the defense thereof.
(b) AlCana will indemnify the UBC Indemnitees for any Claims based on or arising out of (i) the exercise by the AlCana Indemnitees (or an AlCana sublicensee or Affiliate) of their rights under this Agreement or the Supplemental Agreement, including without limitation against any damages or losses (including consequential and other similar damages) arising in any manner at all from or out of an AlCana Indemnitee’s activities under the Research Program, or (ii) the use of the UBC Controlled IP or any Licensed Products by AlCana, its sublicensees or Affiliates, or the AlCana Program Participants; provided, however, that AlCana shall not be required to indemnify the UBC Indemnitees for any Claim (x) that arises solely due to the gross negligence or willful misconduct of, or the material breach of this Agreement or the Supplemental Agreement by, a UBC Indemnitee or (y) described under clause (i) above unless such Claim alleges the negligence or willful misconduct of, or the material breach of this Agreement or the Supplemental Agreement by, an AlCana Indemnitee or Affiliate, it being understood and agreed that such indemnification obligation shall not apply if such allegations are later determined by a court or jury of competent jurisdiction in an un-reversed, un-appealable or un-appealed decision, to be untrue or unproven, with the result that such allegations are dismissed or withdrawn (other than by agreement between the indemnifying party and the plaintiff making such allegations). UBC will promptly notify AlCana of a Claim and will reasonably cooperate with the defense thereof.

12.3	Procedure. To be eligible to be indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt notice of the Claim giving rise to the indemnification obligation pursuant to this Article 12 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such Claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 12.1or 12.2 to any particular Claim, the Parties may conduct separate defenses of such Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 12.1 or 12.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 12.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

12.4	Limitation of Liability. NO PARTY WILL BE LIABLE UNDER ANY LEGAL OR EQUITABLE THEORY WHETHER TORT (INCLUDING NEGLIGENCE), CONTRACT (INCLUDING FUNDAMENTAL BREACH) OR OTHERWISE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, AGGRAVATED, EXEMPLARY, PUNITIVE DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A MATERIAL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 9. NOTHING IN THIS SECTION 12.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY.
13.	Miscellaneous.
13.1	Governing Law. This Agreement will be governed by, construed, and interpreted in accordance with the laws of British Columbia and the laws of Canada in force in that province, without regard to any principles of conflicts of laws that would dictate the selection of another jurisdiction.

13.2	Independent Contractors. The relationship of Alnylam, AlCana and UBC established by this Agreement and the Supplemental Agreement is that of independent contractors, and nothing contained in this Agreement or the Supplemental Agreement will be construed to (a) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (b) allow any of the Parties hereto to create or assume any obligation on behalf of another Party hereto for any purpose whatsoever.

13.3	Agreement Assignment. Except as expressly provided in this Agreement, neither this Agreement, nor any rights or obligations hereunder, may be transferred or assigned, in whole or in part, by any Party without the prior written consent of the other Parties. However, each of Alnylam and AlCana (each, an “Assigning Party”) may transfer or assign this Agreement, in whole or in part, without the prior written consent of any other Party, to an Affiliate of the Assigning Party, or in connection with a merger, consolidation, or a sale or transfer of all or substantially all of the assets to which this Agreement relates; provided, that all obligations of the Assigning Party are assumed by the assignee under an assignment and assumption agreement in a form approved by UBC within [**] days of completion of such merger, consolidation, or a sale or transfer of all or substantially all of the assets to which this Agreement relates. Any transfer or assignment of its interest in UBC Controlled IP by UBC or AlCana within the Field of Use shall be expressly subject to the Licenses.
13.4	Remedies. It is understood and agreed that the Parties may be irreparably injured by a breach of the confidentiality obligations under this Agreement; that money damages would not be an adequate remedy for any such breach; and that a Party will be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach, and such remedy will not be such Party’s exclusive remedy for any breach of the confidentiality obligations under this Agreement.

13.5	Entire Agreement. This Agreement and the Supplemental Agreement constitute the entire and only agreement among the Parties relating to the subject matter hereof, and all prior negotiations, representations, agreements and understandings of the Parties on the subject matter are superseded by this Agreement as of the Effective Date, including without limitation, the UBC Letter Agreement, the letter agreement between UBC and Alnylam dated June 12, 2009, and the Three-Way Confidential Disclosure Agreement among the Parties dated April 14, 2009. The Parties have participated equally in the formation of this Agreement; the language of this Agreement will not be presumptively construed against any Party.

13.6	Non-Compete. During the Research Term, AlCana will not permit any of its employees who are Program Participants to provide research or perform services for any business or entity developing a product which is a nucleic acid based therapeutic acting primarily through an RNA interference mechanism, unless agreed to in writing by Alnylam.

13.7	Additional UBC Terms and Conditions. The Parties agree that notwithstanding anything in this Agreement to the contrary, the provisions set forth in Exhibit E shall also apply to this Agreement and the Supplemental Agreement.

13.8	No Modification. Subject to Section 13.10, this Agreement may be changed only by a writing signed by an authorized representative of each Party.

13.9	Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes upon receipt if delivered (a) by first class certified or registered mail, postage prepaid, (b) international express delivery service or (c) personally. Unless otherwise specified in writing, the notice addresses of the Parties shall be as described below.

If to Alnylam, to:	Alnylam Pharmaceuticals, Inc.
300 Third Street
Cambridge, MA 02142 USA
Attention: Vice President — Legal
Fax: (617) 551-8101

With a copy to:	Faber Daeufer & Rosenberg PC
950 Winter Street, Suite 4500
Waltham, MA 02154 USA
Attention: Sumy Daeufer
Fax: (781) 795-4747

If to UBC, to:	University-Industry Liaison Office
#103-6190 Agronomy Road
The University of British Columbia
Vancouver, British Columbia
Canada V6T 1Z3
Attention: The Director
Fax: (604) 822-8589

If to AlCana, to:	AlCana Technologies, Inc.
2714 West 31st Avenue
Vancouver, British Columbia
Canada V6L 2A1
Attn: President

With a copy to:	Fraser Milner Casgrain LLP 15th Floor The Grosvenor Building
1040 West Georgia Street
Vancouver, British Columbia
Canada V6E 4H8
Attn: Marie-Claire Dy
Fax: (604) 683-4460
13.10	Waiver. No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement. Any such waiver must be evidenced by an instrument in writing executed by an officer authorized to execute waivers.

13.11	Severability; Reformation. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the other terms of this Agreement in such jurisdiction, or the terms of this Agreement in any other jurisdiction. The Parties will substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the Parties.

13.12	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.13	Headings. The section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

ALNYLAM PHARMACEUTICALS, INC.
By:	/s/ John Maraganore
	Name:	John Maraganore
	Title:	Chief Executive Officer

ALCANA TECHNOLOGIES, INC.
By:	/s/ T.D. Madden
	Name:	Thomas Madden
	Title:	President and CEO

THE UNIVERSITY OF BRITISH COLUMBIA
By:	/s/ J.P. Heale
	Name:	J.P. Heale
	Title:	Associate Director, University-Industry Liaison Office

By:	/s/ Brett Sharp
	Name:	Brett Sharp
	Title:	Acting Associate Director, University-Industry Liaison Office

Alnylam/AlCana/UBC	Confidential	March 9, 2009
Updated: July 2, 2009
Exhibit A
Research Program Workplan
WORK PLAN FOR 2009-2010
Alnylam/AlCana/UBC Workplan for Liposomal Research
Main Activities and Responsibilities
a.	[**][**]

Task	UBC	AlCana	Alnylam	Timing
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Alnylam/AlCana/UBC	Confidential	March 9, 2009
Updated: July 2, 2009
b.	[**][**][**]

Tasks	UBC	AlCana	Alnylam	Timing
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
c.	[**]

Tasks	UBC	AlCana
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Alnylam/AlCana/UBC	Confidential	March 9, 2009
Updated: July 2, 2009
2009 Main Deliverables, Timeline, and Costs
[**]

Activity/Deliverable	UBC	AlCana	Timeline	Cost ($US)[1]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
Research Materials and Supplies

Alnylam/AlCana/UBC	Confidential	March 9, 2009
Updated: July 2, 2009
Alnylam will supply the key research materials listed below (quantities to be mutually agreed):
[**][**]

Alnylam/AlCana/UBC	Confidential	March 9, 2009
Updated: July 2, 2009
PRC Group Additional Research Activities
[**][**]

Tasks	UBC	AlCana	Alnylam	Timing
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Alnylam/AlCana/UBC	Confidential	March 9, 2009
Updated: July 2, 2009
Key Personnel
Table 6. Key program personnel.

AlCana	UBC	Alnylam
[**]	[**]	[**]

Alnylam/AlCana/UBC	Confidential	March 9, 2009
Updated: July 2, 2009
ALCANA/UBC 2009 Budget

July 1st - Dec 31st 2009
New ALCANA	Percent Contract
[**]	[**]
TOTAL FTE’s	[**]
FTE Rate[1]	[**]
2009 BUDGET
Current Consulting contract

Jan 1st — Jun 30th
Salaries	[**]
Preclinical studies	[**]
Rental Lab Space	[**]
[**]
Materials and supplies	[**]
ALCANA TOTAL	[**]
UBC Grant (PRC laboratory)*	[**]
Combined Totals	[**]
New ALCANA Contract

	Q3	Q4	TOTAL
Salaries	[**]	[**]	[**]
Preclinical studies	[**]	[**]	[**]
Rental Lab Space	[**]	[**]	[**]
Equipment	[**]	[**]	[**]
Materials and supplies	[**]	[**]	[**]
ALCANA TOTAL	[**]	[**]	[**]
UBC Grant (PRC laboratory)*	[**]	[**]	[**]
Combined Totals	[**]	[**]	[**]
[**]

Alnylam/AlCana/UBC	Confidential	March 9, 2009
Updated: July 2, 2009
2010 Main Deliverables, Timeline, and Costs
Table 7. Key Individuals, Timeline and Costs Associated with 2010 Research Programs

Activity/Deliverable	UBC	AlCana	Timeline	Cost ($US) [1]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]

Exhibit B
Research Program Budget and Agreement Payments
1.	Budget. The budget for the Initial Research Term is included in the Research Program Workplan attached to the Agreement as Exhibit A.

2.	Payment Schedule. In consideration for the performance of the Research Program, Alnylam shall pay to UBC and AlCana (as set forth in Section 8.4.4 of the Agreement) a research payment (a) within [**] days after the Effective Date and (b) on the first day of each Contract Quarter thereafter during the Research Term, as follows:

Payment Due Date	UBC Share	AlCana Share	Total
[**] days after Effective Date	[**]	[**]	[**]
October 1, 2009	[**]	[**]	[**]
January 1, 2010	[**]	[**]	[**]
April 1, 2010	[**]	[**]	[**]
July 1, 2010	[**]	[**]	[**]
October 1, 2010	[**]	[**]	[**]
January 1, 2011	[**]	[**]	[**]
April 1, 2011	[**]	[**]	[**]
July 1, 2011	[**]	[**]	[**]
[**]

3.	Allocation of License Consideration to AlCana. UBC, as Payee under this Agreement and in consideration for the Field-Restricted Assignment, shall pay AlCana a portion of all payments received by UBC in consideration for the Licenses as set forth in a separate agreement between UBC and AlCana. The Parties acknowledge and agree that the consideration for the Licenses and AlCana’s portion thereof has been determined with reference to the fair market value of the rights transferred pursuant to the Field-Restricted Assignment and granted pursuant to the Licenses.

4.	Invoicing and Payments. Invoices for all Research Program funding and administration payments due AlCana from Alnylam under this Agreement will be provided to Alnylam at the following address: ATTENTION: Accounts Payable, Alnylam Pharmaceuticals, Inc., 300 Third Street, Cambridge, MA 02142, and will reference this Agreement.

All payments under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as may be designated in writing by the payee thereof, from time to time. Specifically, (a) all payments to Payee under this Agreement will be made by wire transfer to UBC. Payment due to UBC:
(a)	by cheque should be made payable to “The University of British Columbia” delivered to UBC at the following address:

The Director University — Industry Liaison Office

University of British Columbia #103 — 6190 Agronomy Road Vancouver, British Columbia V6T 1Z3 Telephone:(604) 822-8580 Fax: (604) 822-8589

b)	by wire transfer should be transferred in accordance with the instructions set out below:

For Canadian $ Deposits via wire (General)	For US $ Deposits via wire:
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]
; (b) all payments to AlCana under this Agreement will be made by wire transfer to AlCana at: Bank of Montreal, 2102 41st Avenue West, Vancouver, British Columbia, Canada V6L 1Z2

; and (c) all payments to Alnylam under this Agreement will be made by wire transfer to Alnylam at:

Bank Account Name: Alnylam Pharmaceuticals, Inc. Bank Name: [**] ABA Number: [**] Account Number: [**]

Exhibit C
UBC Materials, AlCana Materials and Alnylam Materials
UBC Materials: None
AlCana Materials: None
Alnylam Materials:
[**][**]

Exhibit D
Form of
Consulting Agreement Termination
[Alnylam Letterhead]
July 27, 2009
[Consultant’s Name]
[Consultant’s Address]
          Re:      Termination of Alnylam Consulting Agreement
Dear [Consultant’s First Name]:
This letter is being sent in connection with the Consulting Agreement between you and Alnylam Pharmaceuticals, Inc. (“Alnylam”) dated as of [Date] (the “Consulting Agreement”). Alnylam, The University of British Columbia and AlCana Technologies, Inc. are entering into a Sponsored Research and License Agreement (“Sponsored Research Agreement”) dated as of July 27, 2009 (the “Effective Date”). As a precondition to entering into the Sponsored Research Agreement, it is necessary for you and Alnylam to terminate the Consulting Agreement. Accordingly, by signing below, you and Alnylam mutually agree to terminate the Consulting Agreement as of the Effective Date.
Please note that certain rights and obligations that you and Alnylam owe to each other continue following the Effective Date, as detailed more fully in Section 5.4 of the Consulting Agreement. In addition, for the avoidance of doubt, Alnylam acknowledges that your employment with and by AlCana Technologies, Inc. shall not be deemed a violation of Section 1.5 of the Consulting Agreement.
Please sign where indicated below and return one fully-executed copy of this letter to the attention of [_____].
Sincerely,

ALNYLAM PHARMACEUTICALS, INC.	CONSULTANT:

By:

Name:	Name:

Title:

Exhibit E
UBC Terms and Conditions
1) Patent Validity: In the event that a Payor and its Related Parties contest the validity or scope of any patents assigned to, or owned by UBC, and which are subject to the applicable License for such Payor, UBC shall have the right to terminate the applicable License pursuant to Section 10.4.4.
2) Insurance:
a) During the Agreement Term (and for a period which is the longer of either three (3) years after the end of the Agreement Term, or three (3) years after the last Licensed Product is sold) each Payor and its Related Parties will procure and maintain insurance (including public liability and commercial general liability insurance), as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business.
b) Notwithstanding Subsection (a) above, one month before the start of any Licensed Product testing involving human subjects (“Human Clinical Trials”) each Payor will give notice to UBC of the terms and amount of the product liability, clinical trials, public liability, and commercial general liability insurance and such other types of insurance which it and/or its Related Parties have placed. This insurance will (i) include the UBC Indemnitees and AlCana Indemnitees as additional insureds; (ii) provide coverage regarding all activities under this Agreement and the Supplemental Agreement; (iii) include a waiver of subrogation against the UBC Indemnitees and AlCana Indemnitees, and a severability of interest and cross-liability clauses; and (iv) provide that the policy cannot be cancelled or materially altered except on at least [**] days’ prior notice to UBC. Each Payor will provide to UBC certificates of insurance evidencing the coverage [**] days before the start of any Human Clinical Trials. Without limiting the generality of the forgoing, no Payor or any of it Related Parties will: (x) start any Human Clinical Trials, or (y) sell any Licensed Product; at any time unless an insurance certificate is provided to UBC, and the insurance outlined above is in effect.
3) Legal Cost: Each Payor will pay all reasonable legal expenses and costs incurred by UBC regarding any consents and approvals requested by such Payor and required from UBC under this Agreement or the Supplemental Agreement.
4) No Set Off: The obligation of each Payor to make all payments under this Agreement and the Supplemental Agreement is absolute and unconditional and is not, except as expressly set out in this Agreement (including Sections 10.2.1 and 11.5) and the Supplemental Agreement, affected by any circumstance, including without limitation any set off, compensation, counterclaim, recoupment, defense or other right which such Payor or any of its Related Parties may have against UBC, or anyone else for any reason at all.
5) Interest: Each Payor will pay interest on all amounts due and owing to the Payee or AlCana (as the case may be) under this Agreement but not paid by such Payor on the due date, absent a good faith dispute, at the rate of [**]% per annum, calculated annually not in advance. The interest accrues on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amounts become due and owing until payment in full.
6) Management Of Conflicts Of Interest: Each Payor and AlCana acknowledge that they are aware of UBC’s Conflict of Interest Policy #97, Patent and Licensing Policy #88 and Research Policy #87

(www.universitycounsel.ubc.ca/policies/policies.html Such parties will be bound by such policies as they are in effect on the Effective Date, except to the extent that they may conflict with the terms and conditions contained in this Agreement or the Supplemental Agreement, in which case the terms and conditions of this Agreement and the Supplemental Agreement will govern. In the event that UBC updates such policies and so notifies a Payor or AlCana, such Payor or AlCana, as the case may be, shall, in good faith, use its reasonable efforts to comply with such policies, except to the extent that they may conflict with the terms and conditions contained in this Agreement or the Supplemental Agreement, in which case the terms and conditions of this Agreement and the Supplemental Agreement will govern.
7) Global Access: Each Payor acknowledges that it is UBC’s objective to exploit its technology for the public benefit and in a manner that furthers its Global Access Principles. Therefore:
If a Payor, or its Related Parties develop a Licensed Product for a Target that covers a disease that afflicts a significant portion of the population in the Developing World (being those countries of the world defined from time to time as low income or lower middle income by the World Bank — see: http://www.worldbank.org/data/countryclass/classgroups.htm), then such Payor and its Related Parties will use commercially reasonable efforts to commercialize such Licensed Product in a manner consistent with the UBC Global Access Principles. For the purposes of this Agreement, Global Access Principles means the provision of the UBC Controlled IP and any such Licensed Products at cost to the people in the Developing World; provided, however, that nothing contained herein shall require such Payor or its Related Parties to build infrastructure or distribution networks in the Developing World. In the event that such Payor and its Related Parties fail to distribute such Licensed Products in the Developing World (which Licensed Products are being commercialized by such Payor elsewhere in the world) after [**] days written notice from UBC, and UBC identifies a distributor willing to distribute such Licensed Products in the Developing World at cost, such Payor hereby agrees to sell such License Products (subject to other obligations as may be in effect at such time) to such distributor at a price equal to such Payor’s cost and subject to other commercially reasonable terms to be negotiated between such Payor and such distributor, including reasonable protections against Licensed Products being used outside the Developing World. Notwithstanding the foregoing, nothing contained in this Section 7 will require the sale, offering for sale or distribution of Licensed Products in any countries outside of            the Developing World in any circumstances or for any purposes.

Exhibit F
Exceptions to Section 11.1.3
1. Supplemental Agreement
2. Original Transaction Documents
3. Consulting Agreements

Exhibit G
Royalty Calculation Examples
Note: All royalty percentages are before allowed offsets for other liposomal delivery IP
Example 1: Product X has a first commercial sale on [**]; at this time, Product X is covered by a single issued claim of a UBC Controlled Patent Right. In this case:
(a)	A [**]% royalty will be paid on Product X as long as Product X continues to be covered by the issued claim. For example, if the issued claim has [**] years of unexpired patent life remaining from the date of first commercial sale, a [**]% royalty will be paid until [**]. After this date, no additional royalties will be paid on Product X.

(b)	If the issued claim expires before [**] years after [**] (first commercial sale) and if (i) there are no other issued or pending claims that cover Product X or (ii) there are pending claims that have been pending for more than [**] years that cover Product X, a [**]% royalty will be paid until expiration of the issued claim and a [**]% royalty will be paid from the time of expiration of the issued claim through the end of [**] years from first commercial sale. For example, if the issued claim expires on [**], a [**]% royalty will be paid from [**] through [**] and a [**]% royalty will be paid from [**] through [**]. After [**] no additional royalties will be paid.

(c)	If the issued claim expires within [**] years after [**] (first commercial sale) and if there is then a pending claim that has been pending for less than [**] years that covers Product X, then the [**]% royalty will be paid for the duration of Product X being covered by either the (i) issued claim or (ii) such pending claim until either such claim issues or has been pending for more than [**] years. For example, the issued claim expires on [**] and on this date there is a pending claim that has been pending for [**] that covers Product X that never issues. In this case, the [**]% royalty will be paid from [**] through [**]. After [**], no additional royalties will be paid.

(d)	If a single new claim issues that covers Product X (i) in case (a) above before [**], or (ii) in cases (b) or (c) above before [**], then from the date that the claim issues through the expiration of such newly issued claim, a [**]% royalty will be paid on Product X. For example, if a new claim issues on [**] and the new claim expires after twenty years on [**], then the [**]% royalty will be paid from [**] through [**], with the royalty before [**] determined according to the examples above. After [**] no additional royalties would be paid.
Example 2: Product Y has a first commercial sale on [**]; at this time, Product Y is covered by a pending claim of a UBC Controlled Patent Right. In this case:
(a)	If at first commercial sale Product Y is covered by a pending claim that has been pending for less than [**] years, then a [**]% royalty will be paid while such product is covered by a pending claim that has been pending for less than [**] years. For example, if on [**] there is claim that has been pending for [**] years that covers Product Y, a [**]% royalty will be paid from [**] through [**]. Then:
(1)	If, as of [**], there is a pending claim that has been pending for more than [**] years that covers Product Y (either the original claim still has not issued or there is another pending claim covering Product Y), than while Product Y is covered by such pending claim a [**]% royalty will be paid to a maximum of [**] years from first commercial sale. Therefore, from [**] through [**] a [**]% royalty will be paid. After [**] no additional royalties will be paid on Product Y.

(2)	If a new claim issues before [**] that covers Product Y, then a [**]% royalty will be paid from the date the claim issues through expiration of the claim. For example, if a covering claim issues in [**] and expires in [**] years, then a [**]% royalty will be paid from [**] through [**].

(3)	If, as of [**] the original pending claim is neither issued nor pending and there are no other pending or issued claims that cover Product Y, then no additional royalties will be paid on Product Y after [**]. For clarity, if there are no issued or pending claims that cover Product Y, no royalties will be paid on Product Y.
(b)	If at first commercial sale Product Y is covered by a pending claim that has been pending for more than [**] years, then a [**]% royalty will be paid while such product is covered by a pending claim that has been pending for more than [**] years. For example, if on [**] there is claim that has been pending for [**] years that covers Product Y, a [**]% royalty will be paid from [**] for [**] years unless the claim never issues and ceases to be pending before the expiration of such [**] year period. However:
(1)	If a new claim is filed before [**] that covers Product Y, then a [**]% royalty will be paid while Product Y is covered by such claim that has been pending for less than [**] years. For example, if a new claim is filed on [**], then a [**]% royalty will be paid from [**] through [**].

(2)	If a new claim issues before [**] that covers Product Y, then a [**]% royalty will be paid from the date the claim issues through expiration of the claim. For example, if a covering claim issues on [**] and expires in [**] years, then a [**]% royalty will be paid from [**] through [**].

(3)	For clarity, if there are no issued or pending claims that cover Product Y, no royalties will be paid on Product Y.